UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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Hilltop Holdings Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Hilltop Holdings Inc. 2323 Victory Avenue, Suite 1400 Dallas, Texas 75219 Tel: 214.855.2177 Fax: 214.855.2173 www.hilltop-holdings.com NYSE: HTH

NOTICE OF 2018 ANNUAL MEETING

AND PROXY STATEMENT

April 30, 2018

You are cordially invited to attend our 2018 Annual Meeting of Stockholders at 10:00 a.m., Dallas, Texas, local time, on July 25, 2018. The meeting will be held at 2323 Victory Avenue, 5th Floor, Dallas, Texas 75219.

This booklet includes the formal notice of the meeting and our Proxy Statement. The Proxy Statement tells you about the matters to be addressed, and the procedures for voting, at the meeting.

YOUR VOTE IS VERY IMPORTANT. Even if you only have a few shares, we want your shares to be represented.  If your shares are held in a brokerage account, your broker no longer has discretion to vote on your behalf with respect to electing directors or certain other non-routine matters. Accordingly, you must provide specific voting instructions to your broker in order to vote. Please vote promptly in order to ensure that your shares are represented at the meeting.

The Notice of Internet Availability of Proxy Materials or this Proxy Statement and the accompanying proxy card, as applicable, Notice of 2018 Annual Meeting of Stockholders and annual report for the year ended December 31, 2017  will be provided to stockholders of record on or about May 24, 2018.

We look forward to seeing you at the meeting.

Very truly yours,

Jeremy B. Ford	Alan B. White
President and Co-Chief Executive Officer	Vice Chairman and Co-Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JULY 25, 2018.

Our Proxy Statement and our annual report for the fiscal year ended December 31, 2017 are both available at www.proxyvote.com.

Notice of 2018 Annual Meeting of Stockholders

To Be Held on July 25, 2018

WHEN:	Thursday, July 25, 2018, at 10:00 a.m., Dallas, Texas local time

WHERE:	2323 Victory Avenue, 5th Floor
Dallas, Texas 75219

WHY:	At this meeting, you will be asked to:

	1.	Elect 20 directors to serve on our Board of Directors until the 2019 annual meeting of stockholders or until their successors are duly elected and qualified;

	2.	Conduct an advisory vote to approve executive compensation;

	3.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018; and

	4.	Transact any other business that may properly come before the meeting and any adjournments or postponements of the meeting.

WHO MAY VOTE:	Stockholders of record at the close of business on May 10, 2018.

ANNUAL REPORT:	Our 2017 Annual Report is enclosed.

Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials, including this proxy statement and our annual report for the year ended December 31, 2017, over the Internet. As a result, we are providing to many of our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials. The notice contains instructions on how to access those proxy materials over the Internet, as well as instructions on how to request a paper copy of our proxy materials. All stockholders who are not sent a notice will be sent a paper copy of our proxy materials by mail. This electronic distribution process reduces the environmental impact and lowers the costs of printing and distributing our proxy materials.

Your vote is very important. Please read the Proxy Statement and voting instructions on the enclosed proxy card.  Then, whether or not you plan to attend the Annual Meeting in person, and no matter how many shares you own, please vote by Internet, telephone or by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope, which requires no additional postage if mailed in the United States. Please see “General Information – What should I do if I want to attend in person?” for information on how to obtain directions to be able to attend the meeting and vote in person.

By Order of the Board of Directors,

Corey G. Prestidge
Executive Vice President, General Counsel & Secretary

April 30, 2018

Dallas, Texas

PROXY STATEMENT

i

2018 PROXY STATEMENT

HILLTOP HOLDINGS INC.

2323 Victory Avenue, Suite 1400

Dallas, Texas 75219

PROXY STATEMENT

2018 Annual Meeting of Stockholders

To be Held on July 25, 2018

GENERAL INFORMATION

The Notice of Internet Availability of Proxy Materials, or this Proxy Statement and the accompanying proxy card, as applicable, Notice of 2018 Annual Meeting of Stockholders and Annual Report for the year ended December 31, 2017  will be provided to stockholders of record on or about May 24, 2018.

Unless the context otherwise indicates, all references in this Proxy Statement to the “Company,” “we,” “us,” “our” or “ours” or similar words are to Hilltop Holdings Inc. and its direct and indirect wholly owned subsidiaries, references to “Hilltop” refer solely to Hilltop Holdings Inc., references to “PlainsCapital” refer to PlainsCapital Corporation (a wholly owned subsidiary of Hilltop), references to “Securities Holdings” refer to Hilltop Securities Holdings LLC (a wholly owned subsidiary of Hilltop), references to “Hilltop Securities” refer to Hilltop Securities Inc. (a wholly owned subsidiary of Securities Holdings), references to the “Bank” refer to PlainsCapital Bank (a wholly owned subsidiary of PlainsCapital), references to “FNB” refer to First National Bank, references to “SWS” refer to the former SWS Group, Inc., references to “First Southwest” refer to First Southwest Holdings, LLC (a wholly owned subsidiary of Securities Holdings) and its subsidiaries as a whole, references to “PrimeLending” refer to PrimeLending, a PlainsCapital Company (a wholly owned subsidiary of the Bank) and its subsidiaries as a whole, and references to “NLC” refer to National Lloyds Corporation (a wholly owned subsidiary of Hilltop) and its subsidiaries as a whole.

Why am I receiving these proxy materials?

The Board of Directors of Hilltop, or the Board of Directors, has made these materials available to you on the Internet or has delivered printed versions of these materials to you by mail in connection with the Board of Directors’ solicitation of proxies for use at our 2018 Annual Meeting of Stockholders, or the Annual Meeting, which will take place at 10:00 a.m. (Dallas, Texas local time) on Thursday, July 25, 2018, at 2323 Victory Avenue, 5th Floor, Dallas, Texas 75219. This Proxy Statement describes matters on which you, as a stockholder, are entitled to vote. This Proxy Statement also gives you information on these matters so that you can make an informed decision with respect to your vote.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of printed proxy materials?

In accordance with rules promulgated by the Securities and Exchange Commission, or the SEC, instead of mailing a printed copy of our proxy materials to all of our stockholders, we have elected to furnish such materials to selected stockholders by providing access to these documents over the Internet. Accordingly, on or about May 24, 2018, we will provide a Notice of Internet Availability of Proxy Materials, or the Notice, to selected stockholders of record and beneficial owners. These stockholders will have the ability to access the proxy materials on a website referred to in the Notice or to request to receive a printed set of the proxy materials by calling the toll-free number found on the Notice. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the environmental impact of the printing and distribution of our proxy materials.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

➢	view our proxy materials for the Annual Meeting on the Internet;

➢	vote your shares after you have viewed our proxy materials;

➢	register to attend the meeting in person;

➢	request a printed copy of the proxy materials; and

➢	instruct us to send our future proxy materials to you electronically by email.

2018 PROXY STATEMENT

Copies of the proxy materials are available for viewing at www.proxyvote.com.

You may have received proxy materials by email. Even if you received a printed copy of our proxy materials, you may choose to receive future proxy materials by email. Choosing to receive your future proxy materials by email will lower our costs of delivery and will reduce the environmental impact of printing and distributing our proxy materials. If you choose to receive our future proxy materials by email, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it or for so long as the email address provided by you is valid.

What am I voting on?

At the Annual Meeting, stockholders will be asked to:

➢	Elect 20 directors to serve on our Board of Directors until the 2019 annual meeting of stockholders or until their successors are duly elected and qualified;
➢	Conduct an advisory vote to approve executive compensation;
➢	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018; and
➢	Transact any other business that may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

What are the Board of Directors’ recommendations?

The Board of Directors recommends that you vote your shares:

➢	FOR each of our director candidates;
➢	FOR the approval, on an advisory basis, of the compensation of our named executive officers;
➢	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018.

Who is entitled to vote?

Holders of record of our common stock at the close of business on May 10, 2018 are entitled to vote at the Annual Meeting. With respect to each matter presented, a stockholder is entitled to cast one vote for each share of common stock owned at the close of business on May 10, 2018. Our stockholders are not entitled to cumulative voting rights, and dissenters’ rights are not applicable to the matters being voted upon.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

➢

In Person.  You may vote in person at the Annual Meeting. Bring your printed proxy card if you received one by mail. Otherwise, we will provide stockholders of record with a ballot at the Annual Meeting. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. You always can change your vote at the Annual Meeting.

➢

Via the Internet.  You may vote by proxy via the Internet by visiting www.proxyvote.com. Have your proxy card or Notice in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

➢	Via Telephone. If you received or requested printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the proxy card.

➢	Via Mail. If you received or requested printed copies of the proxy materials by mail, you may vote by proxy by marking, signing and dating the proxy card and sending it back in the envelope provided.

2018 PROXY STATEMENT

If you are the beneficial owner of shares held by a broker or other nominee, you may instruct your broker or nominee to vote your shares by following the instructions that the broker or nominee provides to you. New York Stock Exchange, or NYSE, rules prohibit your broker from voting for the election of directors and the approval of executive compensation on your behalf without specific voting instructions from you. Many brokers allow stockholders to provide voting instructions by mail, telephone and the Internet.

How do proxies work?

Our Board of Directors is asking for your proxy. Giving your proxy to the persons named by us means you authorize them to vote your shares at the Annual Meeting in the manner you direct. You may vote for all of our director candidates or withhold your vote as to one or more director candidates, and you may vote for or against, or abstain from voting on, executive compensation and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018.

If you are a stockholder of record and (a) you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors or (b) you sign and return the enclosed proxy card but do not specify how your shares are to be voted, your shares will be voted FOR the election of all of our director candidates, FOR the approval, on an advisory basis, of our executive compensation, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018.

If you are the beneficial owner of shares held by a broker or other nominee, also referred to as held in “street name,” and you do not provide such broker or nominee with specific voting instructions, under the rules promulgated by the NYSE, the broker or nominee that holds your shares may generally vote on “routine” matters at its discretion, but cannot vote on “non-routine” matters. If the broker or nominee that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine” matter, that broker or nominee will inform the inspector of election that it does not have the authority to vote on such matters with respect to your shares, which is generally referred to as a “broker non-vote.”

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you also hold shares through a broker or other nominee, you also may receive materials from them asking how you want those shares voted. To be sure that all of your shares are voted, we encourage you to respond to each request you receive.

Which matters are considered “routine” or “non-routine”?

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018 is considered a “routine” matter. A broker or other nominee may generally vote on routine matters and, therefore, no broker non-votes are expected to exist with respect to this matter. All other matters set forth in this Proxy Statement are matters that we believe will be designated “non-routine” matters. A broker or other nominee cannot vote without instructions on non-routine matters and, therefore, there may be broker non-votes on all matters other than the ratification of the appointment of PricewaterhouseCoopers LLP.

Can I change my vote or revoke my proxy after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting (or before any earlier deadline specified in the Notice or the proxy card) by (a) voting again via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), (b) signing and returning a new proxy card with a later date or creating a new electronic voting instruction form with a later date or (c) attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting, however, will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering, prior to the Annual Meeting, a written notice of revocation to the corporate Secretary at the address listed under “Questions” on page 59.

Will my shares be voted if I don’t sign a proxy?

If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or attend the Annual Meeting and vote in person. Under certain conditions, shares that you own that are held by a broker or nominee may be voted even if you do not provide voting instructions to the broker or nominee. As discussed above under “General Information— How do proxies work?”, brokerage firms have the authority under applicable rules to vote on certain “routine” matters, including the ratification of the appointment of auditors.

2018 PROXY STATEMENT

What constitutes a quorum?

In order to carry on the business of the Annual Meeting, a quorum must be present. This means that the holders of at least a majority of the outstanding shares eligible to be cast must be represented at the Annual Meeting, either in person or by proxy. Any shares that we hold for our own benefit may not be voted and are not counted in the total number of outstanding shares eligible to be voted. Both abstentions and broker non-votes (described above) are counted as present for purposes of determining the presence of a quorum. On April 27, 2018, we had 96,064,044 shares of common stock outstanding.

How many votes are needed for approval?

Election of Directors

The director candidates receiving the highest number of affirmative votes, or a plurality, will be elected as directors. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for purposes of determining a quorum. Stockholders may not cumulate votes in the election of directors.

Advisory Vote to Approve Executive Compensation

The affirmative vote of a majority of the votes cast on the matter is required to approve, on an advisory basis, our executive compensation. The Compensation Committee of the Board of Directors will review the results of this advisory vote and will take the results into account in making future determinations concerning executive compensation. For purposes of the advisory vote on executive compensation, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for purposes of determining a quorum.

Ratification of Independent Registered Public Accounting Firm

The appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018 will be ratified if this proposal receives the affirmative vote of a majority of the votes cast on the matter. Brokers have the authority to vote on this proposal in the absence of contrary instructions from a beneficial owner. If this appointment is not ratified by our stockholders, the Audit Committee may reconsider its selection of PricewaterhouseCoopers LLP. With respect to this proposal, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for purposes of determining a quorum. Because it is a routine matter, we do not expect any broker non-votes with respect to this proposal.

Who conducts the proxy solicitation?

Our Board of Directors is soliciting the proxies, and we will bear all costs of this solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and the Notice. Copies of proxy materials will be furnished to banks, brokerage houses and other agents and nominees holding shares in their names that are beneficially owned by others so that they may forward the proxy materials to those beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding the proxy materials to the beneficial owners. We have requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all proxy materials to the beneficial owners of the shares that they hold of record. Certain of our officers and employees also may solicit proxies on our behalf by mail, email, phone or fax or in person.

What should I do if I want to attend the Annual Meeting in person?

You will need an admission ticket to attend the Annual Meeting. Attendance at the Annual Meeting will be limited to stockholders of record at the close of business on May 10, 2018 (or their authorized representatives) having an admission ticket or proof of their share ownership, and guests of the Company. If you plan to attend the Annual Meeting, please indicate that you intend to do so when you are voting by telephone or Internet or follow the instructions on your proxy card, and we will promptly mail an admission ticket to you.

If your shares are held in the name of a bank, broker or other nominee and you plan to attend the Annual Meeting, you can obtain an admission ticket in advance by providing proof of your ownership, such as a bank or brokerage account statement, to the corporate Secretary at the address listed under “Questions” on page 59. If you do not have an admission ticket, you must show proof of your ownership of the Company’s common stock at the registration table at the door.

2018 PROXY STATEMENT

PROPOSAL ONE — ELECTION OF DIRECTORS

General

At the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated the director candidates named under “— Nominees for Election as Directors” below.

Our Board of Directors oversees our management on your behalf. The Board of Directors reviews our long-term strategic plans and exercises direct decision-making authority on key issues, such as the approval of business combination transactions, the authorization of dividends, the selection of the Chief Executive Officers, setting the scope of executives’ authority to manage our day-to-day operations and the evaluation of executives’ performance.

Our Board of Directors is not classified; thus, all of our directors are elected annually. The Nominating and Corporate Governance Committee has recommended, and our Board of Directors has nominated, for re-election all 20 persons currently serving as directors whose terms are expiring at the Annual Meeting.

If elected, each of the persons nominated as a director will serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. Biographical information on each of our nominees is given below.

Nominees for Election as Directors

Charlotte Jones Anderson Age 51

Ms. Anderson has served as a director of Hilltop since our acquisition of PlainsCapital in November 2012. She previously served as a director of PlainsCapital from September 2009 to November 2012. She currently serves as Executive Vice President and Chief Brand Officer for the Dallas Cowboys Football Club, Ltd., a National Football League team. She has worked in various capacities for the Dallas Cowboys organization since 1990. Since 2012, she has served as Chairman of the NFL Foundation and in 2014 she was appointed by the NFL commissioner to be a member of the NFL Personal Conduct Committee. Ms. Anderson is actively involved with a number of charitable and philanthropic organizations, including The Boys and Girls Clubs of America, the Salvation Army, The Rise School, the Southwest Medical Foundation, the Dallas Symphony, The Dallas Center for Performing Arts Foundation, the Shelton School, TACA, and Make-a-Wish North Texas Foundation.

Rhodes R. Bobbitt Age 72

Mr. Bobbitt has served as a director of Hilltop since November 2005. Mr. Bobbitt is retired. From 1987 until June 2004, he served as a Managing Director and the Regional Office Manager of the Private Client Service Group of Credit Suisse First Boston/Donaldson, Lufkin & Jenrette. Mr. Bobbitt was formerly Vice President of Security Sales in the Dallas office of Goldman, Sachs & Company from 1969 until 1987. He also serves on the Board of Directors of First Acceptance Corporation, including the Nominating and Corporate Governance, Investment, and Audit Committees of that company.

Tracy A. Bolt Age 53

Mr. Bolt has served as a director of Hilltop since our acquisition of PlainsCapital in November 2012. He previously served as a director of PlainsCapital from September 2009 to November 2012. In 1994, Mr. Bolt co-founded Hartman Leito & Bolt, LLP, an accounting and consulting firm based in Fort Worth, Texas, where he served as a partner and a member of the firm’s leadership committees until its sale in June 2014. Mr. Bolt holds a Bachelor of Science and Master of Science from the University of North Texas, and he is a certified public accountant. He currently serves as a business advisor to numerous management teams, public and private company boards, not for profit organizations and trusts.

2018 PROXY STATEMENT

W. Joris Brinkerhoff Age 66

Mr. Brinkerhoff has served as a director of Hilltop since June 2005. Mr. Brinkerhoff founded a Native American-owned joint venture, Doyon Drilling Inc. J.V., in 1981 and served as its operations Chief Executive Officer and Chief Financial Officer until selling his venture interests in 1992. Doyon Drilling Inc. J.V. designed, built, leased and operated state of the art mobile drilling rigs for ARCO and British Petroleum in conjunction with their development of the North Slope Alaska petroleum fields. Mr. Brinkerhoff currently manages, on a full-time basis, family interests, including oil and gas production, a securities portfolio and various other business interests. He actively participates in numerous philanthropic organizations.

J. Taylor Crandall Age 64

Mr. Crandall has served as a director of Hilltop since April 2015. Mr. Crandall is a founding Managing Partner of Oak Hill Capital Management, LLC (“OHCM”) and has served OHCM (or its predecessors) since 1986. He has senior responsibility for originating, structuring and managing investments for OHCM’s Media and Telecom and Technology industry groups. Mr. Crandall has also served as Chief Operating Officer of Keystone, Inc., the primary investment vehicle for Robert M. Bass. Prior to joining OHCM, Mr. Crandall was a Vice President with the First National Bank of Boston. Mr. Crandall serves on the board of directors of Intermedia.net, Inc., Wave Division Holdings, LLC, Omada International, Pulsant Limited, Berlin Packaging LLC and Powdr Corporation. Mr. Crandall is the secretary-treasurer of the Anne T. and Robert M. Bass Foundation, the trustee of the Lucile Packard Foundation for Children’s Health and currently serves on the boards of trustees of The Park City Foundation and the U.S. Ski and Snowboard Team Foundation.

Charles R. Cummings Age 81

Mr. Cummings has served as a director of Hilltop since October 2005. Mr. Cummings currently serves as the Co-Manager of Acoustical Control LLC, a provider of noise abatement equipment primarily for the oil and gas industry; DCB Solutions, LLC, a service provider to the waste industry; and Argyle Equipment, LLC, a lessor of equipment to the waste industry. In addition, Mr. Cummings is the President and Chief Executive Officer of CB Resources LLC, an investor in the oil and natural gas industry, and Container Investments, LLC, a lessor of equipment to the waste industry, each of which positions he has held since 1999 and 1991, respectively. Until its sale in January 2014, he served as the Chairman of Aaren Scientific, Inc., a manufacturer of intraocular lenses used in cataract surgery. From 1998 through 2008, he was the Chairman and Chief Executive Officer of Aaren Scientific, Inc. and its predecessors. In 1994, Mr. Cummings co-founded I.E.S.I. Corporation, a regional, non-hazardous waste management company, and serving as a director until its sale in 2005. Prior to that, he served as a Managing Director of AEA Investors, Inc., a private investment firm. Prior to 1979, he was a partner with Arthur Young & Company.

Hill A. Feinberg Age 71

Mr. Feinberg serves as Chairman and Chief Executive Officer of Hilltop Securities, a continuation of Mr. Feinberg’s previous role with First Southwest since 1991. He has also served as a director of Hilltop since our acquisition of PlainsCapital in November 2012. He previously served as a director of PlainsCapital from December 31, 2008 (in conjunction with PlainsCapital’s acquisition of First Southwest) to November 2012. Prior to joining First Southwest, Mr. Feinberg was a senior managing director at Bear Stearns & Co. Mr. Feinberg is a past chairman of the Municipal Securities Rulemaking Board, the self-regulatory organization with responsibility for authoring the rules that govern the municipal securities activities of registered brokers. Mr. Feinberg was a member of the board of directors of Energy XXI (Bermuda) Limited, a public company that filed bankruptcy in 2016. Mr. Feinberg also formerly served as a member of the board of directors of Compass Bancshares, Inc. and Texas Regional Bancshares, Inc., as an advisory director of Hall Phoenix Energy, LLC and as the non-executive chairman of the board of directors of General Cryogenics, Inc.

2018 PROXY STATEMENT

Gerald J. Ford Age 73

Mr. Gerald J. Ford has served as Chairman of the Board of Hilltop since August 2007, and has served as a director of Hilltop since June 2005. Mr. Gerald J. Ford served as interim Chief Executive Officer of Hilltop from January 1, 2010 until March 11, 2010. Mr. Gerald J. Ford is a banking and financial institutions entrepreneur who has been involved in numerous mergers and acquisitions of private and public sector financial institutions, primarily in the Southwestern United States, over the past 43 years. In that capacity, he acquired and consolidated 30 commercial banks from 1975 to 1993, forming First United Bank Group, Inc., a multi-bank holding company for which he functioned as Chairman of the Board and Chief Executive Officer until its sale in 1994. During this period, he also led investment consortiums that acquired numerous financial institutions, forming in succession, First Gibraltar Bank, FSB, First Madison Bank, FSB and First Nationwide Bank. Mr. Gerald J. Ford also served as Chairman of the Board of Directors and Chief Executive Officer of Golden State Bancorp Inc. and its subsidiary, California Federal Bank, FSB, from 1998 to 2002. He currently serves as Chairman of the Board of Freeport McMoRan Copper and Gold Inc. and as a director of Scientific Games Corporation and Mechanics Bank. Mr. Gerald J. Ford previously served as Chairman of Pacific Capital Bancorp and a director of First Acceptance Corporation, SWS Group, Inc. and McMoRan Exploration Co. Mr. Gerald J. Ford also currently serves on the Board of Trustees of Southern Methodist University, is the Co-Managing Partner of Ford Financial Fund II, L.P., a private equity fund. Hilltop’s President and Co-Chief Executive Officer, Jeremy B. Ford, is the son of Mr. Gerald J. Ford, and Hilltop’s Executive Vice President, General Counsel and Secretary, Corey G. Prestidge, is the son-in-law of Mr. Gerald J. Ford.

Jeremy B. Ford Age 43

Mr. Jeremy B. Ford was appointed Co-Chief Executive Officer of Hilltop in September 2016 and prior to that he served as the sole Chief Executive Officer of Hilltop since March 2010. Mr. Jeremy B. Ford also has served as President and a director of Hilltop since 2010. Mr. Jeremy B. Ford has worked in the financial services industry for over 20 years, primarily focused on investments in, and acquisitions of, depository institutions and insurance and finance companies. He has been actively involved in numerous potential acquisitions for Hilltop prior to 2010, and the divestiture of the mobile home communities business in 2007. Mr. Jeremy B. Ford also is currently Chairman of the Board of First Acceptance Corporation. Prior to becoming President and Chief Executive Officer of Hilltop, he was a principal of Ford Financial Fund, L.P., a private equity fund. From 2004 to 2008, he worked for Diamond A-Ford Corporation, where he was involved in various investments made by a family limited partnership. Prior to that, he worked at Liberté Investors Inc. (now First Acceptance Corporation), California Federal Bank, FSB (acquired by Citigroup Inc.), and Salomon Smith Barney (acquired by Citigroup Inc.). Jeremy B. Ford is the son of Gerald J. Ford, Hilltop’s Chairman of the Board, and the brother-in-law of Corey G. Prestidge, Hilltop’s Executive Vice President, General Counsel and Secretary.

J. Markham Green Age 74

Mr. Green has served as a director of Hilltop since February 2004. Mr. Green is a private investor. From 2001 to 2003, he served as Vice Chairman of the Financial Institutions and Governments Group in investment banking at JP Morgan Chase. From 1993 until joining JP Morgan Chase, Mr. Green was involved in the start-up, and served on the boards, of eight companies, including Affordable Residential Communities Inc., the predecessor company to Hilltop. From 1973 to 1992, Mr. Green served in various capacities at Goldman, Sachs & Co. in investment banking including general partner of Goldman, Sachs & Co. and co-head of its Financial Services Industry Group. From 1967 to 1973, Mr. Green worked in the Research Department and Investment Banking Division of Merrill Lynch. Mr. Green is Chairman Emeritus of Owner Resource Group, a private equity firm. He is Chairman of ORG Chemical Holdings, LLC a portfolio company of Owner Resource Group.

2018 PROXY STATEMENT

William T. Hill, Jr. Age 75

Mr. Hill has served as a director of Hilltop since April 2008. He currently has his own law firm. Prior to 2012, Mr. Hill was of counsel at Fitzpatrick Hagood Smith & Uhl, a criminal defense firm. Prior to that, Mr. Hill served as the Dallas District Attorney and the Chief Prosecuting Attorney of the Dallas District Attorney’s office. During his tenure at the District Attorney’s office, Mr. Hill restructured the office of 250 lawyers and 150 support personnel, including the computerization of the office in 1999. For more than four decades, Mr. Hill has been a strong community leader serving on a number of charitable boards and receiving numerous civic awards, including President of the SMU Mustang Board of Directors and Chairman of the Doak Walker Running Back Award for its first year. Mr. Hill currently serves on the board of directors of Oncor Electric Delivery Company LLC, Oncor Electric Delivery Holdings Company LLC and Baylor Hospital Foundation, and is actively involved in the Mercy Street Mission. Mercy Street is a Christian-based organization serving West Dallas children by placing mentors with the children.

Lee Lewis Age 66

Mr. Lewis has served as a director of Hilltop since our acquisition of PlainsCapital in November 2012. He previously served as a director of PlainsCapital from 1989 to November 2012. He founded in 1976, and currently serves as the Chief Executive Officer of, Lee Lewis Construction, Inc., a construction firm based in Lubbock, Texas. Mr. Lewis is a member of the American General Contractors Association, West Texas Chapter, Chancellors Council for the Texas Tech University System, and Red Raider Club.

Andrew J. Littlefair Age 57

Mr. Littlefair has served as a director of Hilltop since our acquisition of PlainsCapital in November 2012. He previously served as a director of PlainsCapital from September 2009 to November 2012. He is a co-founder of Clean Energy Fuels Corp., a provider of compressed and liquefied natural gas in the United States and Canada that is publicly traded on the NASDAQ Global Select Market, and has served as that company’s President, Chief Executive Officer and a director since June 2001. From 1996 to 2001, Mr. Littlefair served as President of Pickens Fuel Corp., and from 1987 to 1996, he served in various management positions at Mesa, Inc., an energy company. From 1983 to 1987, Mr. Littlefair served in the Reagan Administration as a Staff Assistant to the President. He served as the Chairman of NGV America, the leading U.S. advocacy group for natural gas vehicles, from March 1993 to March 2011.

W. Robert Nichols, III Age 73

Mr. Nichols has served as a director of Hilltop since April 2008. Mr. Nichols has been a leader in the construction machinery business since 1966. He was the president of Conley Lott Nichols, a dealer for several manufacturers of construction machinery, until its sale in 2012. In 2013, he purchased an oilfield services company in Midland, Texas, for which he serves as Chairman and President. He has served on numerous bank and bank holding company boards, including United New Mexico Bancorp and Ford Bank Group. Mr. Nichols is active in civic and charitable activities, serving as an active director at M.D. Anderson Hospital, The Nature Conservancy of Texas and Mercy Street.

2018 PROXY STATEMENT

C. Clifton Robinson Age 80

Mr. Robinson has served as a director of Hilltop since March 2007. From 2000 until its acquisition by a subsidiary of Hilltop in January 2007, Mr. Robinson was Chairman of the Board and Chief Executive Officer of NLASCO, Inc., an insurance holding company domiciled in Texas. Until December 2012, Mr. Robinson served as Chairman of the Board of NLASCO, Inc. In 2000, Mr. Robinson formed NLASCO, Inc. in conjunction with the acquisition of American Summit Insurance Company and the reacquisition of National Lloyds Insurance Company, which he had initially acquired in 1964 and later sold. In 1979, he organized National Group Corporation for the purpose of purchasing insurance companies and related businesses. In 1964, he became the President and Chief Executive Officer of National Lloyds Insurance Company in Waco, Texas, one of the two current insurance subsidiaries of NLC (formerly known as NLASCO, Inc.). From 1964 to the present, Mr. Robinson has participated in the formation, acquisition and management of numerous insurance business enterprises. Mr. Robinson established the Robinson-Lanham Insurance Agency in 1961. He previously has held positions with various insurance industry associations, including Vice-Chairman of the Board of Texas Life and Health Guaranty Association, President of the Independent Insurance Agents of Waco-McLennan County and member of the board of directors of the Texas Life Insurance Association and the Texas Medical Liability Insurance Underwriting Association. Mr. Robinson currently serves on the Board of Trustees of the Scottish Rite Hospital for Children in Dallas, Texas and the Baylor University Board of Regents.

Kenneth D. Russell Age 69

Mr. Russell has served as a director of Hilltop since August 2010. Mr. Russell currently serves as the President and Chief Executive Officer of First Acceptance Corporation. Prior to that he served as the President and Chief Executive Officer of Mechanics Bank from June 2015 to October 2016.  Mr. Russell has been a Principal of Ford Financial Fund II, L.P., a private equity fund based in Dallas, Texas, since 2010. Over a long career at KPMG, he rose from a staff accountant in the U.S. division to become a member of KPMG Germany’s managing Board of Directors. During 20 years in KPMG LLP’s Dallas office, he led the engagement efforts with the firm’s regional banking, thrift and other financial service clients. In 1993, Mr. Russell joined KPMG’s national office in New York and led their financial services advisory unit, which supported many of the nation’s largest banks. In 2001, he joined the Managing Board for KPMG in Germany, where he served as the global lead partner in the firm’s relationship with Deutsche Bank. That position entailed managing and consulting on banking operations in over 50 countries for the multi-national German bank. Mr. Russell retired from the KPMG Germany Managing Board in 2008 in order to lead a new Partner Mentoring Program for KPMG’s offices throughout Europe, working to help young professionals become category and practice leaders. He also serves on the Board of Directors of First Acceptance Corporation and Mechanics Bank.

A. Haag Sherman Age 52

Mr. Sherman has served as a director of Hilltop since our acquisition of PlainsCapital in November 2012. He previously served as a director of PlainsCapital from September 2009 to November 2012. Mr. Sherman is the Chief Executive Officer of Tectonic Holdings LLC, a registered investment advisor and Sanders Morris Harris LLC, a broker-dealer. Mr. Sherman also is the Chairman of T Bancshares, Inc. and a director of T Bank. Prior thereto, Mr. Sherman co-founded and served in various executive positions (including Chief Executive Officer and Chief Investment Officer) of Salient Partners, LP, a Houston-based investment firm. In addition, he previously served as an executive officer and partner of The Redstone Companies where he, among other things, managed a private equity portfolio. He previously served as a director of Miller Energy Resources and ZaZa Energy Corp. Mr. Sherman has served as an adjunct professor of law at The University of Texas School of Law. Mr. Sherman previously practiced corporate law at Akin, Gump, Strauss, Hauer & Feld, LLP and was an auditor at Price Waterhouse, a public accounting firm. Mr. Sherman is an attorney and certified public accountant.

2018 PROXY STATEMENT

Robert C. Taylor, Jr. Age 70

Mr. Taylor has served as a director of Hilltop since our acquisition of PlainsCapital in November 2012. He previously served as a director of PlainsCapital from 1997 to November 2012. He has been engaged in the wholesale distribution business in Lubbock, Texas since 1971. In February 2009, Mr. Taylor was appointed to serve as Chief Executive Officer for United Supermarkets, LLC, a retail grocery business in Texas since 1915 and has served as its President since its acquisition by Albertsons LLC. He also serves on the board of directors of United Supermarkets, LLC. Prior to that appointment, Mr. Taylor served as the Vice President of Manufacturing and Supply Chain for United Supermarkets since 2007. From 2002 to 2007, Mr. Taylor was the President of R.C. Taylor Distributing, Inc., a business engaged in the distribution of general merchandise, candy and tobacco to retail outlets in West Texas and Eastern New Mexico. He is chairman of the Lubbock Downtown Tax Increment Finance Redevelopment Committee and serves on the Texas Tech Chancellors Advisory Board.

Carl B. Webb Age 68

Mr. Webb has served as a director of Hilltop since June 2005. Mr. Webb is  a Co-Managing Member of Ford Financial Fund II, L.P., a private equity fund based in Dallas, Texas. From August 2010 until December 2012, Mr. Webb served as the Chief Executive Officer of Pacific Capital Bancorp and as Chairman of the Board and Chief Executive Officer of Santa Barbara Bank & Trust, N.A. He was a Senior Principal of Ford Financial Fund, L.P., a private equity fund that was the parent company of SB Acquisition Company LLC, the majority stockholder of Pacific Capital Bancorp prior to its sale to UnionBanCal Corporation. In addition, Mr. Webb has served as a consultant to Hunter’s Glen/Ford, Ltd., a private investment partnership, since November 2002. He served as the Co-Chairman of Triad Financial Corporation, a privately held financial services company, from July 2007 to October 2009, and was the interim President and Chief Executive Officer from August 2005 to June 2007. Previously, Mr. Webb was the President and Chief Operating Officer and a Director of Golden State Bancorp Inc. and its subsidiary, California Federal Bank, FSB, from September 1994 to November 2002. Prior to his affiliation with California Federal Bank, FSB, Mr. Webb was the President and Chief Executive Officer of First Madison Bank, FSB (1993 to 1994) and First Gibraltar Bank, FSB (1988 to 1993), as well as President and a Director of First National Bank at Lubbock (1983 to 1988). Mr. Webb also is the Chairman of Mechanics Bank and a director of Prologis, Inc. He is a former director of Pacific Capital Bancorp, M&F Worldwide Corp. and Plum Creek Timber Company.

Alan B. White Age 69

Mr. White is one of PlainsCapital’s founders. He has served as Co-Chief Executive Officer of Hilltop since September 2016. He also has served as Chairman and Chief Executive Officer of PlainsCapital since 1987. He has served as a director of Hilltop since our acquisition of PlainsCapital in November 2012 and is the Vice-Chairman of the Board of Directors and the Chairman of Hilltop’s Executive Committee. Mr. White’s current charitable and civic service includes serving as a member of the Cotton Bowl Athletic Association Board of Directors, the MD Anderson Cancer Center Living Legend Committee and the Dallas Citizens Council. He was also the founding chairman of the Texas Tech School of Business Chief Executive’s Roundtable; the former Chairman of the Texas Tech Board of Regents, the Covenant Health System Board of Trustees, and the Methodist Hospital System Board of Trustees; and a member of the Texas Tech University President’s Council and the Texas Hospital Association Board.

Director Independence

Our Board of Directors has affirmatively determined that 12 of the 20 nominees for election as directors at the Annual Meeting have no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and are independent within the meaning of the director independence requirements of the listing standards of the NYSE. The independent directors are Charlotte Jones Anderson, Rhodes Bobbitt, Tracy A. Bolt, W. Joris Brinkerhoff, J. Taylor Crandall, Charles R. Cummings, J. Markham Green, William T. Hill, Jr., Andrew J. Littlefair, W. Robert Nichols, III, A. Haag Sherman and Robert C. Taylor, Jr.

In conducting its annual review of director independence, the Board of Directors considered transactions and relationships between each director or any member of his or her immediate family and the Company. The Board of Directors considered that one director it determined to be independent —Mr. Littlefair — has, or a member of his immediate family or an affiliated company in which he is employed or in which he is a principal equity holder has, received a loan from the Bank in the ordinary course of business,

2018 PROXY STATEMENT

which our Board of Directors does not view as compensation. In our management’s opinion, this loan was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by the Bank with other unaffiliated persons and does not involve more than normal risk of collectability. In addition, the Board of Directors considered transactions between the Bank and Clean Energy Finance, Inc., a subsidiary of Clean Energy Fuels Corp., a company for which Andrew J. Littlefair serves as a director and president and chief executive officer. Mr. Littlefair also beneficially owned 1.4% of the outstanding shares of common stock of Clean Energy Fuels Corp. at April 10, 2018. From late 2011 through March 31, 2018, the Bank purchased, in a series of transactions, an aggregate of approximately $16.4 million in original principal amount of promissory notes issued by unaffiliated third parties from Clean Energy Finance, Inc. Although purchased at a premium to the outstanding principal balance on the notes, at the time of purchase, the interest rates on the notes exceeded the market rates charged by the Bank on similar-type loans that it originated. Clean Energy Finance, Inc. performs the servicing on the notes at no cost to the Bank, and the Bank purchased these notes with recourse to Clean Energy Finance, Inc. in the event of default. The aggregate yearly payments of the purchase prices in these transactions constituted less than 2% of the consolidated gross revenues of each of Clean Energy Fuels Corp. and the Company in the applicable year purchased and were made in the ordinary course of business in arms-length transactions. Mr. Littlefair did not have a direct financial interest in any of the transactions with Clean Energy Finance, Inc.

Meeting Attendance

Our Board of Directors met six times during 2017. No director attended fewer than 75% of the meetings of the Board of Directors and of the board committees on which he or she served during 2017, other than Mr. Brinkerhoff who did not attend two special meetings of the Board of Directors and two special meetings of the Compensation Committee. Our Board of Directors has not adopted a formal policy with regard to director attendance at the annual meetings of stockholders. We, however, encourage members of the Board of Directors to attend annual meetings. Messrs. Gerald J. Ford, Jeremy B. Ford, Alan B. White, James R. Huffines and Hill A. Feinberg attended the 2017 annual meeting of stockholders.

Vote Necessary to Elect Directors

The director candidates receiving the highest number of affirmative votes, or a plurality, will be elected as directors. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for purposes of determining a quorum. Under applicable NYSE rules, a broker or other nominee does not have the authority to vote for the director nominees in the absence of instructions from the beneficial owner of the relevant shares. Stockholders may not cumulate votes in the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES IDENTIFIED ABOVE.

Director Compensation

General

Members of our Board of Directors who also are full-time employees do not receive any compensation for their service on the Board of Directors or any committee of the Board of Directors. During 2017, the Chairman of the Board of Directors and all other directors received the following compensation for their service on the Board of Directors:

	Annual Fee	Annual Fee
Committee	for Chairperson ($)	for Other Members ($)
Board of Directors	210,000	48,000
Audit Committee	70,000	8,000
Nominating and Corporate Governance Committee	15,000	5,000
Compensation Committee	15,000	5,000
Investment Committee	30,000	5,000
Risk Committee (a)	32,500	6,500
Merger and Acquisition Committee	15,000	5,000
Executive Committee (b)	—	5,000

(a)

Effective July 1, 2017, the Compensation Committee of the Board of Directors approved an increase in annual fee compensation to from $15,000 to  $50,000 for the chairman of the Risk Committee and from $5,000 to $8,000 for other members of the Risk Committee.

(b)	The chairman of the Executive Committee is Alan B. White, Co-Chief Executive Officer of the Company. As a result, no fee is paid to the chairman of the Executive Committee.

2018 PROXY STATEMENT

Members of our Board of Directors may elect to receive their aggregate Board of Directors and board committee compensation:

•	entirely in the form of cash;
•	entirely in the form of common stock; or
•	one-half in cash and one-half in common stock.

Any elections, or changes in elections, by directors regarding the form of compensation to be received may only occur during a “trading window” and only become effective at the “trading window” immediately following such election or change in election. Cash and shares of common stock are paid and issued, respectively, in arrears on a calendar quarterly basis, with no vesting requirements. Customarily, these payments and issuances occur by the 15th day of the month following the applicable calendar quarter-end. The value of the common stock awarded is based upon the average closing price per share of our common stock for the last ten consecutive trading days of the applicable calendar quarter.  In lieu of fractional shares of common stock that would otherwise be issuable to directors, we pay cash to the director based upon the value of those fractional shares at the value of the shares awarded to the director. If a director does not serve for the entire calendar quarter, that director is compensated based upon the time of service during the applicable calendar quarter.

Each member of our Board of Directors is reimbursed for out-of-pocket expenses associated with his or her service on, and attendance at, Board of Directors or board committee meetings. Other than as described above, members of our Board of Directors receive no additional compensation for their service on the Board of Directors or board committees.

Political Action Committee Matching Program

The NLASCO Political Action Committee, or the PAC, is a separate segregated fund that was formed to make political contributions. To encourage participation in the PAC by eligible participants, for each contribution made to the PAC by an eligible individual contributor, NLC makes a matching contribution to any Section 501(c)(3) organization of the contributor’s choice, dollar for dollar, up to the maximum amount an eligible individual can contribute to the PAC in a given calendar year. Under this program, no contributor to the PAC receives any financial, tax or other tangible benefit or premium from either the recipient charities or us. This program is completely voluntary.

2018 PROXY STATEMENT

2017 Director Compensation

Director Compensation Table for 2017(a)

	Fees Earned or	Fees Earned or	All Other
	Paid in Cash	Paid in Stock	Compensation		Total
Name	($)	($)	($)		($)
Charlotte Jones Anderson	29,057	28,943	—		58,000
Rhodes R. Bobbitt	88,000	—	—		88,000
Tracy A. Bolt	22	93,478	—		93,500
W. Joris Brinkerhoff	53,000	—	—		53,000
J. Taylor Crandall	68,000	—	—		68,000
Charles R. Cummings	123,000	—	—		123,000
Hill A. Feinberg	—	—	—		—
Gerald J. Ford (b)	72	214,928	853,200	(c)	1,068,200
Jeremy B. Ford	—	—	—		—
J. Markham Green	67,500	—	—		67,500
William T. Hill, Jr.	39,401	23,599	—		63,000
James R. Huffines (d)	—	—	—		—
Lee Lewis	53,000	—	—		53,000
Andrew J. Littlefair	26,552	26,448	—		53,000
W. Robert Nichols, III	68,000	—	—		68,000
C. Clifton Robinson	48,000	—	—		48,000
Kenneth D. Russell	54,500	—	—		54,500
A. Haag Sherman	68,000	—	—		68,000
Robert C. Taylor, Jr.	29,057	28,943	—		58,000
Carl B. Webb	52	52,948	—		53,000
Alan B. White	—	—	—		—

(a)

Fees earned for services performed in 2017 include annual retainers, meeting fees and chairperson remuneration. Aggregate fees paid to non-employee directors for annual retainers and committee chairmanships were paid quarterly in arrears. Cash was paid in lieu of the issuance of fractional shares. Service for any partial quarter is calculated and paid on the basis of time served during the applicable calendar quarter. Non-employee directors are solely responsible for the payment of taxes payable on remuneration paid by the Company. The number of shares awarded was determined based upon the average closing price per share of our common stock for the last ten consecutive trading days of the calendar quarter during which the stock was earned, and the dollar value reported in the table represents the aggregate dollar amount of cash fees forgone.

(b)	Mr. Ford held an aggregate 120,000 unvested RSUs as of April 27, 2018.
(c)

Reflects grant date fair value of stock awards calculated in accordance with the provisions of the Stock Compensation Topic of the Accounting Standards Codification (“ASC”), with the exception that the amount shown assumes no forfeitures. Such awards represent time-based RSUs that cliff vest upon the earlier of February 23, 2020 and a change of control.

(d)	Mr. Huffines retired effective December 31, 2017, from all positions with the Company and its subsidiaries, including as a member of the Board of Directors.

As described above, the 2017 stock awards were issued to each non-employee director who elected to receive all or part of his or her director compensation in the form of our common stock, generally within 15 days following each applicable calendar quarter-end. All of our personnel, as well as non-employee directors, are subject to trading restrictions with regard to our common stock, and trading may only occur during a “trading window.” Provided that any such party does not possess material, non-public information about us, this trading period commences on the next trading day following two trading days after the public release of quarterly or annual financial information and continues until the close of business on last day of the month preceding the last month of the next fiscal quarter.

2018 PROXY STATEMENT

The following numbers of shares of our common stock were issued to our directors for services performed during 2017:

Number of
Name	Shares
Charlotte Jones Anderson	1,125
Tracy A. Bolt	3,648
Gerald J. Ford	8,354
William T. Hill, Jr.	929
Andrew J. Littlefair	1,028
Robert C. Taylor, Jr.	1,125
Carl B. Webb	2,058

For further information about the stockholdings of these directors and our management, see “Security Ownership of Certain Beneficial Owners and Management” commencing on page 22 of this Proxy Statement.

Board Committees

General

The Board of Directors appoints committees to assist it in carrying out its duties. In particular, committees work on key issues in greater detail than would be practical at a meeting of all the members of the Board of Directors. Each committee reviews the results of its deliberations with the full Board of Directors.

The standing committees of the Board of Directors currently consist of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Risk Committee, the Investment Committee, the Merger and Acquisition Committee, and the Executive Committee. A more detailed description of these committees is set forth below. Our Board of Directors may, from time to time, establish certain other committees to facilitate our management. The Board of Directors has adopted a written charter for each of these committees. Current copies of the charters for each of the foregoing committees, as well as our Corporate Governance Guidelines, Code of Ethics and Business Conduct, or the General Code of Ethics and Business Conduct, and Code of Ethics for Chief Executive and Senior Financial Officers, or the Senior Officer Code of Ethics, may be found on our website at ir.hilltop-holdings.com, under the heading “Investor Relations  — Corporate Information — Governance Documents.” Printed versions also are available to any stockholder who requests them by writing to our corporate Secretary at the address listed under “Questions” on page 59.

2018 PROXY STATEMENT

Committee Membership

The following table shows the current membership of, and the 2017 fiscal year meeting information for, each of the committees of the Board of Directors.

	Audit		Compensation		Nominating and Corporate		Risk		Investment		Merger and		Executive
Name	Committee		Committee		Governance Committee		Committee		Committee		Acquisition Committee		Committee
Charlotte Jones Anderson*													
Rhodes Bobbitt*									Chairman				
Tracy A. Bolt*							Chairman						
W. Joris Brinkerhoff*													
J. Taylor Crandall*											Chairman		
Charles R. Cummings*	Chairman												
Hill A. Feinberg													
Gerald J. Ford													
Jeremy B. Ford													
J. Markham Green*													
William T. Hill, Jr.*													
Lee Lewis													
Andrew J. Littlefair*													
W. Robert Nichols, III*					Chairman								
C. Clifton Robinson													
Kenneth D. Russell													
A. Haag Sherman*			Chairman										
Robert C. Taylor, Jr.*													
Carl B. Webb													
Alan B. White													Chairman
Meetings in Fiscal 2017	9		6		4		8		5		1		6

*     Denotes independent director.

Audit Committee

We have a standing Audit Committee established within the meaning of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Audit Committee helps our Board of Directors ensure the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function and independent registered public accounting firm. In furtherance of those matters, the Audit Committee assists in the establishment and maintenance of our internal audit controls, selects, meets with and assists the independent registered public accounting firm, oversees each annual audit and quarterly review and prepares the report that federal securities laws require be included in our annual proxy statement, which appears on page 57. Mr. Cummings has been designated as Chairman, and Messrs. Green and Bolt are members, of the Audit Committee. Our Board of Directors has reviewed the education, experience and other qualifications of each member of the Audit Committee. Based upon that review, our Board of Directors has determined that each of Mr. Cummings and Mr. Bolt qualifies as an “audit committee financial expert,” as defined by the rules of the SEC, and each member of the Audit Committee is independent in accordance with the listing standards of the NYSE. Currently, none of our Audit Committee members serve on the audit committees of three or more public companies.

Compensation Committee

The Compensation Committee reviews and approves the compensation and benefits of our executive officers, administers the Hilltop Holdings Inc. 2012 Annual Incentive Plan and the Hilltop Holdings Inc. 2012 Equity Incentive Plan and produces the annual report on executive compensation for inclusion in our annual proxy statement, which appears on page 38. Each member is independent in accordance with the listing standards of the NYSE.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s purpose is as follows:

•	Identify, screen and recommend to our Board of Directors individuals qualified to serve as members, and on committees, of the Board of Directors;
•	Advise our Board of Directors with respect to the composition, procedures and committees of the Board of Directors;
•	Advise our Board of Directors with respect to the corporate governance principles applicable to the Company; and
•	Oversee the evaluation of the Board of Directors and our management.

2018 PROXY STATEMENT

Each member of the Nominating and Corporate Governance Committee is independent in accordance with the listing standards of the NYSE.

Risk Committee

The purpose of the Risk Committee is to provide assistance to the Board of Directors in its oversight of:

•	The Company’s risk governance structure;
•	The Company’s risk tolerance;
•	The Company’s risk management and risk assessment guidelines and policies regarding market, credit, operational, liquidity, strategic, legal, compliance and such other risks as necessary;
•	The Company’s capital and liquidity and funding; and
•	The performance of the Company’s Chief Risk Officer.

The duties assigned to the Risk Committee are meant to ensure that there is an effective system reasonably designed to evaluate and control risk throughout the Company.

Investment Committee

The Investment Committee is responsible for, among other things, reviewing investment policies, strategies and programs; reviewing the procedures that we utilize in determining that funds are invested in accordance with policies and limits approved by the Investment Committee; and reviewing the quality and performance of our investment portfolios and the alignment of asset duration to liabilities.

Merger and Acquisition Committee

The purpose of the Merger and Acquisition Committee is to review potential mergers, acquisitions or dispositions of material assets or a material portion of any business proposed by management and to report its findings and conclusions to the Board of Directors. Each member of the Merger and Acquisition Committee is independent in accordance with the listing standards of the NYSE.

Executive Committee

The Executive Committee, with certain exceptions, has the power and authority of the Board of Directors to manage the affairs of the Company between meetings of the Board of Directors.

Corporate Governance

General

We are committed to good corporate governance practices and, as such, we have adopted formal corporate governance guidelines to maintain our effectiveness. The guidelines govern, among other things, board member qualifications, responsibilities, education and executive sessions. A copy of the corporate governance guidelines may be found at our corporate website at ir.hilltop-holdings.com under the heading “Investor Relations — Corporate Information — Governance Documents.” A copy also may be obtained upon request from our corporate Secretary at the address listed under “Questions” on page 59.

Board Leadership Structure

We have separated the offices of Co-Chief Executive Officers and Chairman of the Board as a means of separating management of the Company from our Board of Director’s oversight of management. Separating these roles also enables an orderly leadership transition when necessary. We believe, at this time, that this structure provides desirable oversight of our management and affairs. We have in the past appointed, and will continue to appoint, lead independent directors as circumstances require.

2018 PROXY STATEMENT

Risk Oversight

Our Board of Directors and the Risk Committee of the Board of Directors oversee an enterprise-wide approach to risk management, including cybersecurity risks, intended to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. Our Board of Directors and the Risk Committee are actively involved in establishing and refining our business strategy, including assessing management’s appetite for risk and determining the appropriate level of overall risk for the Company. The Company conducts continual assessments through the Chief Risk Officer who is overseen by the Risk Committee.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors outside of the Risk Committee also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and, from time to time, discusses and evaluates matters of risk, risk assessment and risk management with our management team. The Compensation Committee is responsible for overseeing the management of risk associated with our compensation policies and arrangements. The Nominating and Corporate Governance Committee ensures that the internal rule processes by which we are governed are consistent with prevailing governance practices and applicable laws and regulations. Finally, the Investment Committee ensures that our funds are invested in accordance with policies and limits approved by it. Our Senior Officer Code of Ethics, General Code of Ethics and Business Conduct, committee charters and other governance documents are reviewed by the appropriate committees annually to confirm continued compliance, ensure that the totality of our risk management processes and procedures is appropriately comprehensive and effective and that those processes and procedures reflect established best practices.

Board Performance

Our Board of Directors conducts an evaluation of performance with a view to improving efficacy and effectiveness of the Board of Directors. In addition, the full Board of Directors reviews annually the qualifications and effectiveness of the Audit Committee and its members.

Director Qualifications for Service

As described below, the Nominating and Corporate Governance Committee considers a variety of factors when evaluating a potential candidate to fill a vacancy on the Board of Directors or when nomination of an incumbent director for re-election is under consideration. The Nominating and Corporate Governance Committee and the Board of Directors strive to balance a diverse mix of experience, perspective, skill and background with the practical requirement that the Board of Directors will operate collegially, with the common purpose of overseeing our business on behalf of our stockholders. All of our directors possess relevant experience, and each of them approaches the business of the Board of Directors and his or her responsibilities with great seriousness of purpose. The following describes, with respect to each director, his or her particular experience, qualifications, attributes and skills that qualify him or her to serve as a director:

Charlotte Jones Anderson	Ms. Anderson has significant managerial and executive officer experience with large entrepreneurial businesses and brand management.

Rhodes R. Bobbitt	Mr. Bobbitt has an extensive investment background. This is particularly important given the investment portfolios at our subsidiaries.

Tracy A. Bolt	Mr. Bolt has significant experience concerning accounting matters that is essential to our Audit Committee’s and Board of Directors’ oversight responsibilities.

W. Joris Brinkerhoff

Mr. Brinkerhoff has participated, and continues to participate, in a number of business interests. Accordingly, he brings knowledge and additional perspectives to our Board of Directors from experiences with those interests.

J. Taylor Crandall	Mr. Crandall has significant experience in finance and management and board governance, including his experience serving on the boards of directors of public and private companies.

Charles R. Cummings	Mr. Cummings has an extensive operational and accounting background. His expertise in these matters brings considerable strength to our Audit Committee and Board of Directors in these areas.

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Hill A. Feinberg

Mr. Feinberg has extensive knowledge and experience concerning the broker-dealer segment and the industry in which it operates through his extended period of service to First Southwest and Hilltop Securities.

Gerald J. Ford

Mr. Gerald J. Ford has been a financial institutions entrepreneur and private investor involved in numerous mergers and acquisitions of private and public sector financial institutions over the past 43 years. His extensive banking industry experience and educational background provide him with significant knowledge in dealing with financial and regulatory matters, making him a valuable member of our Board of Directors. In addition, his service experience on the boards of directors and audit and corporate governance committees of a variety of public companies gives him a deep understanding of the role of the Board of Directors.

Jeremy B. Ford

Mr. Jeremy B. Ford’s career has focused on mergers and acquisitions in the financial services industry. Accordingly, he has been actively involved in numerous acquisitions, including our acquisitions of NLC, PlainsCapital, substantially all of the assets of FNB, and SWS. His extensive knowledge of our operations makes him a valuable member of our Board of Directors.

J. Markham Green

Mr. Green has an extensive background in financial services, as well as board service. His investment banking background also provides our Board of Directors with expertise surrounding acquisitions and investments.

William T. Hill, Jr.

Mr. Hill’s experience with legal and compliance matters, along with his management of a large group of highly skilled professionals, have given him considerable knowledge concerning many matters that come before our Board of Directors. Mr. Hill has also served on several civic and charitable boards, which has given him invaluable experience in corporate governance matters.

Lee Lewis

Through his service on our Board of Directors and PlainsCapital’s Board of Directors, Mr. Lewis has many years of knowledge of PlainsCapital and the challenges and opportunities that it is presented. The background of Mr. Lewis as an owner and chief executive officer of a Texas-based company also provides unique insight to the Board of Directors.

Andrew J. Littlefair

Mr. Littlefair has significant experience serving as a chief executive officer and as a director of publicly traded companies and provides the Board of Directors with the perspective of one of PlainsCapital’s significant customers.

W. Robert Nichols III	Mr. Nichols has broad experience in managing and leading enterprises. This significant experience provides our Board of Directors with additional perspectives on our operations.

C. Clifton Robinson

Mr. Robinson possesses particular knowledge and experience in the insurance industry, as we purchased NLC from him in 2007. Mr. Robinson provides our Board of Directors with expertise in regards to our insurance operations.

Kenneth D. Russell	Mr. Russell’s extensive background in accounting and operating entities provides valuable insight to our Board of Directors, including merger and acquisition activities.

A. Haag Sherman	Mr. Sherman has significant experience concerning investing, legal and accounting matters that is essential to our Board of Director’s oversight responsibilities.

Robert C. Taylor, Jr.

Through his service on our Board of Directors and PlainsCapital’s Board of Directors, Mr. Taylor has many years of knowledge of PlainsCapital and the challenges and opportunities that it is presented. The background of Mr. Taylor as a manager of a Texas-based company also provides unique insight to the Board of Directors.

Carl B. Webb

Mr. Webb possesses particular knowledge and experience in strategic planning and the financial industry, as well as expertise in finance, that strengthen the Board of Directors’ collective qualifications, skills and experience.

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Alan B. White

Mr. White possesses knowledge of our business and industry through his lengthy tenure as PlainsCapital’s Chief Executive Officer, and his service as our Co-Chief Executive Officer, which aid him in efficiently and effectively identifying and executing our strategic priorities.

Executive Board Sessions

The current practice of our Board of Directors is to hold an executive session of its non-management directors at least once per quarter. The individual who serves as the chair at these executive sessions is the Chairman of the Board of Directors. Executive sessions of the independent directors of the Board of Directors also are held at least once per fiscal year, and the independent directors select the independent director to preside over each executive session.

Communications with Directors

Our Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member or all members of the Board of Directors by mail. To communicate with our Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. The correspondence should be sent to Hilltop Holdings Inc., c/o Secretary, 2323 Victory Avenue, Suite 1400, Dallas, Texas 75219.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee(s). In the case of communications to the Board of Directors or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to whom the communication is addressed. If the amount of correspondence received through the foregoing process becomes excessive, our Board of Directors may consider approving a process for review, organization and screening of the correspondence by the corporate Secretary or other appropriate person.

Code of Business Conduct and Ethics

We have adopted a Senior Officer Code of Ethics applicable to our Co-Chief Executive Officers, Chief Financial Officer and Principal Accounting Officer. We also have adopted a General Code of Ethics and Business Conduct applicable to all officers, directors and employees. Both codes are available on our website at ir.hilltop-holdings.com under the heading “Investor Relations — Corporate Information — Governance Documents.” Copies also may be obtained upon request by writing our corporate Secretary at the address listed under “Questions” on page 59. We intend to disclose any amendments to, or waivers from, our Senior Officer Code of Ethics and our General Code of Ethics and Business Conduct at the same website address provided above.

Director Nomination Procedures

The Nominating and Corporate Governance Committee believes that, at a minimum, candidates for membership on the Board of Directors should have a demonstrated ability to make a meaningful contribution to the Board of Directors’ oversight of our business and affairs and have a record and reputation for honest and ethical conduct. The Nominating and Corporate Governance Committee recommends director nominees to the Board of Directors based on, among other things, its evaluation of a candidate’s experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of our business environment and a willingness to devote adequate time and effort to board responsibilities. In making its recommendations to the Board of Directors, the Nominating and Corporate Governance Committee also seeks to have the Board of Directors nominate candidates who have diverse backgrounds and areas of expertise so that each member can offer a unique and valuable perspective.

The Nominating and Corporate Governance Committee expects, in the future, to identify potential nominees by asking current directors and executive officers to notify the committee if they become aware of persons who meet the criteria described above. The Nominating and Corporate Governance Committee also, from time to time, may engage firms, at our expense, that specialize in identifying director candidates. As described below, the Nominating and Corporate Governance Committee also will consider candidates recommended by stockholders.

Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the committee expects to collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Corporate Governance Committee determines that the candidate warrants further

2018 PROXY STATEMENT

consideration, and if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating and Corporate Governance Committee expects to request information from the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conduct one or more interviews with the candidate. In certain instances, members of the Nominating and Corporate Governance Committee may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments.

In addition to formally nominating individuals for election as directors in accordance with our Third Amended and Restated Bylaws, as summarized below on page 59 under “Stockholder Proposals for 2019,” stockholders may send written recommendations of potential director candidates to the Nominating and Corporate Governance Committee for its consideration. Such recommendations should be submitted to the Nominating and Corporate Governance Committee “c/o Secretary” at Hilltop Holdings Inc., 2323 Victory Avenue, Suite 1400, Dallas, Texas 75219. Director recommendations submitted by stockholders should include the following information regarding the stockholder making the recommendation and the individual(s) recommended for nomination:

•	name, age, business address and residence address;
•

the class, series and number of any shares of Hilltop stock or other securities of Hilltop or any affiliate of Hilltop owned, beneficially or of record (including the name of the nominee holder if beneficially owned);

•	the date(s) that shares of Hilltop stock or other securities of Hilltop or any affiliate of Hilltop were acquired and the investment intent of such acquisition;
•

any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) in any securities of Hilltop or any affiliate of Hilltop;

•

whether and the extent to which such person, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the prior six months has engaged in, any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to (a) manage risk or benefit of changes in the price of Hilltop securities or any security of any entity listed in the peer group in the stock performance graph included in the materials distributed with this Proxy Statement or (b) increase or decrease the voting power of such person in Hilltop disproportionately to such person’s economic interest in Hilltop securities (or, as applicable, any security of any entity listed in the peer group in the stock performance graph included in the materials distributed with this Proxy Statement);

•

any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with us), by security holdings or otherwise of such person in us or in any of our affiliates, other than an interest arising from the ownership of securities where such person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

•

the investment strategy or objective, if any, of the stockholder making the recommendation and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors, or potential investors, in such stockholder (if not an individual);

•	to the extent known by the stockholder making the recommendation, the name and address of any other stockholder supporting the nominee for election or reelection as a director;
•

a certificate executed by the proposed nominee that certifies that the proposed nominee is not, and will not, become a party to any agreement, arrangement or understanding with any person or entity other than us in connection with service or action as a director that has not been disclosed to us and that the proposed nominee consents to being named in a proxy statement and will serve as a director if elected;

•	completed proposed nominee questionnaire (which will be provided upon request by writing or telephoning our corporate Secretary at the address or phone number listed under “Questions” on page 59); and
•

all other information that would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and the rules promulgated thereunder.

The stockholder recommendation and information described above must be delivered to the corporate Secretary not earlier than the 120th day and not later than 5:00 p.m., Dallas, Texas local time, on the 90th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is

2018 PROXY STATEMENT

advanced more than 30 days prior to, or delayed by more than 60 days after, the first anniversary of the date of the preceding year’s annual meeting, the stockholder recommendation and information must be delivered not earlier than the 120th day prior to the date of such annual meeting and not later than 5:00 p.m., Dallas, Texas local time, on the later of the 90th day prior to the date of such annual meeting of stockholders or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the date on which public announcement of the date of such annual meeting is first made. In the event, however, the number of directors to be elected to the Board of Directors is increased and there is no public announcement of such action at least 100 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting, a stockholder recommendation also will be considered timely, but only with respect to nominees for any new positions created by the increase, if it is delivered to the corporate Secretary not later than 5:00 p.m., Dallas, Texas local time, on the 10th day following the day on which the public announcement is first made.

The Nominating and Corporate Governance Committee expects to use a similar process to evaluate candidates to the Board of Directors recommended by stockholders as the one it uses to evaluate candidates otherwise identified by the committee.

No fee was paid to any third party or parties to identify or evaluate, or assist in identifying or evaluating, potential nominees.

The Nominating and Corporate Governance Committee did not receive the name of any stockholder recommendations for director nominees with respect to the Annual Meeting.

The Nominating and Corporate Governance Committee did not receive any recommendations for director nominees from any non-management stockholder or group of stockholders that beneficially owns more than 5% of our common stock.

2018 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth information regarding our common stock beneficially owned as of April 27, 2018 by any person or “group,” as that term is used in Section 13(d)(3) of the Exchange Act, known to us to beneficially own more than five percent of the outstanding shares of our common stock.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Class (a)

Gerald J. Ford (b)	15,591,587	16.2%
200 Crescent Court, Suite 1350
Dallas, Texas 75201
The Vanguard Group (c)	5,966,147	6.2%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
Dimensional Fund Advisors LP (d)	5,661,685	5.9%
Building One
6300 Bee Cave Road
Austin, Texas 78746
FMR LLC (e)	4,969,942	5.2%
245 Summer Street
Boston, Massachusetts 02210

(a)

Based on 96,064,044 shares of common stock outstanding on April 27, 2018. Shares issuable under instruments to purchase our common stock that are exercisable within 60 days of April 27, 2018 are treated as if outstanding for computing the percentage ownership of the person holding these instruments, but are not treated as outstanding for purposes of computing the percentage ownership of any other person.

(b)

The shares of common stock beneficially owned by Mr. Gerald J. Ford include 39,047 shares that are owned by Turtle Creek Revocable Trust, a revocable trust for the benefit of the members of Mr. Gerald J. Ford’s family, and indirectly by Mr. Gerald J. Ford as settlor of the trust. Mr. Gerald J. Ford disclaims beneficial ownership of the shares held by the trust except to the extent of his pecuniary interest therein. Also includes 15,544,674 shares owned by Diamond A Financial, LP. Mr. Gerald J. Ford is the sole manager of Diamond HTH Stock Company GP, LLC, which is the sole general partner of Diamond HTH Stock Company, LP, which is the sole general partner of Diamond A Financial, LP. Turtle Creek Revocable Trust is the sole member of Diamond HTH Stock Company GP, LLC and the sole limited partner of Diamond HTH Stock Company, LP. Each of Mr. Gerald J. Ford, Diamond A Financial, LP, Diamond HTH Stock Company, LP, Diamond HTH Stock Company GP, LLC and Turtle Creek Revocable Trust may be deemed to have shared voting and dispositive power of these shares. Excludes 120,000 restricted stock units, or RSUs, that will not vest within 60 days of April 27, 2018.

(c)

Based on the Schedule 13G (Amendment No. 2) filed with the SEC by The Vanguard Group on February 9, 2018. According to the Schedule 13G (Amendment No. 2), The Vanguard Group has sole voting power over 82,742 shares of our common stock, shared voting power over 9,980 shares of our common stock, sole dispositive power over 5,880,540 shares of our common stock and shared dispositive power over 85,607 shares of our common stock. The Schedule 13G (Amendment No. 2) reports that Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, is the beneficial owner of 75,627 shares of our common stock as a result of its serving as investment manager of collective trust accounts and that Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, is the beneficial owner of 17,095 shares of our common stock as a result of its serving as investment manager of Australian investment offerings.

(d)

Based on the Schedule 13G (Amendment No. 1) filed with the SEC by Dimensional Fund Advisors LP on February 9, 2018. According to the Schedule 13G (Amendment No. 1), Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, according to the Schedule 13G, all securities reported are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the Schedule 13G disclaims that the reporting person or any of its affiliates is the beneficial owner of any securities covered by the Schedule 13G for any purposes other than Section 13(d) of the Securities Exchange Act of 1934.

(e)

Based on the Schedule 13G filed with the SEC by FMR LLC on February 13, 2018. According to the Schedule 13G, FMR LLC has sole voting power over 2,421 shares of our common stock and sole dispositive power over 4,969,942 shares of our common stock. According to the Schedule 13G, Abigail P. Johnson is a Director, the Chairman, and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act of 1940 advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

2018 PROXY STATEMENT

Security Ownership of Management

The following table sets forth information regarding the number of shares of our common stock beneficially owned as of April 27, 2018, by:

•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and executive officers presently serving, as a group.

Except as otherwise set forth below, the address of each of the persons listed below is c/o Hilltop Holdings Inc., 2323 Victory Avenue, Suite 1400, Dallas, Texas 75219. Except as otherwise indicated in the footnotes to this table, the persons named in the table have specified that they have sole voting and investment power with respect to all shares of stock shown as beneficially owned by them, subject to any applicable community property law.

	Common Stock
	Amount and Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership		Class (a)
Charlotte Jones Anderson	9,746		*
Rhodes Bobbitt	126,059	(b)	*
Tracy A. Bolt	20,456		*
W. Joris Brinkerhoff	25,228		*
J. Taylor Crandall	—	(c)	*
Charles R. Cummings	37,476		*
Hill A. Feinberg	934,882	(d)	1.0%
Gerald J. Ford	15,591,587	(e)	16.2%
200 Crescent Court, Suite 1350
Dallas, Texas 75201
Jeremy B. Ford	671,163	(f)	*
William B. Furr	13,974	(g)	*
J. Markham Green	114,763		*
William T. Hill, Jr.	31,423	(h)	*
James R. Huffines	387,860	(i)	*
Lee Lewis	656,199	(j)	*
Andrew J. Littlefair	13,080		*
W. Robert Nichols, III	31,000	(k)	*
C. Clifton Robinson	1,265,024		1.3%
Kenneth D. Russell	—		*
Todd L. Salmans	12,040	(l)	*
A. Haag Sherman	14,422		*
Robert C. Taylor, Jr.	35,211		*
Carl B. Webb	113,407		*
Alan B. White	1,552,043	(m)	1.6%

All Directors and Executive Officers,
as a group (26 persons)	21,454,827	(n)	22.3%

*     Represents less than 1% of the outstanding shares of such class.

(a)

Based on 96,064,044 shares of common stock outstanding on April 27, 2018. Shares issuable under instruments to purchase our common stock that are exercisable within 60 days of April 27, 2018 are treated as if outstanding for computing the percentage ownership of the person holding these instruments, but are not treated as outstanding for purposes of computing the percentage ownership of any other person.

(b)	Includes 62,100 shares of common stock held in an IRA account for the benefit of Mr. Bobbitt.
(c)	Excludes 1,488 shares held by Oak Hill Capital Management LLC, 69,014 shares held by Oak Hill Capital Management Partners III, L.P. and 2,101,418 shares held by Oak Hill Capital Partners III, L.P.
(d)

Includes 25,776 shares of common stock held directly by Mr. Feinberg’s wife. Also includes 776 shares of common stock held by the Max McDermott Trust for the benefit of Mr. Feinberg’s stepson. Mr. Feinberg’s wife is the trustee of the trust. Excludes 47,249 shares of common stock deliverable upon the vesting of RSUs that will not vest within 60 days of April 27, 2018.

2018 PROXY STATEMENT

(e)

The shares of common stock beneficially owned by Mr. Gerald J. Ford include 39,047 shares that are owned by Turtle Creek Revocable Trust, a revocable trust for the benefit of the members of Mr. Gerald J. Ford’s family, and indirectly by Mr. Gerald J. Ford as settlor of the trust. Mr. Gerald J. Ford disclaims beneficial ownership of the shares held by the trust except to the extent of his pecuniary interest therein. Also includes 15,544,674 shares owned by Diamond A Financial, LP. Mr. Gerald J. Ford is the sole manager of Diamond HTH Stock Company GP, LLC, which is the sole general partner of Diamond HTH Stock Company, LP, which is the sole general partner of Diamond A Financial, LP. Turtle Creek Revocable Trust is the sole member of Diamond HTH Stock Company GP, LLC and the sole limited partner of Diamond HTH Stock Company, LP. Each of Mr. Gerald J. Ford, Diamond A Financial, LP, Diamond HTH Stock Company, LP, Diamond HTH Stock Company GP, LLC and Turtle Creek Revocable Trust may be deemed to have shared voting and dispositive power of these shares. Excludes 120,000 RSUs that will not vest within 60 days of April 27, 2018.

(f)

Jeremy B. Ford is a beneficiary of a trust that owns a 49% limited partnership interest in Diamond A Financial, LP (see footnote (e)). Excludes 162,942 shares of common stock deliverable upon the vesting of RSUs that will not vest within 60 days of April 27, 2018  and 15,544,674 shares of common stock held by Diamond A Financial, LP.

(g)	Excludes 50,699 shares of common stock deliverable upon the vesting of RSUs that will not vest within 60 days of April 27, 2018.
(h)	Includes 15,550 shares of common stock held in a SEP IRA account for the benefit of Mr. Hill.
(i)

Includes 47,000 shares of common stock held by the James Huffines 1994 Trust for the benefit of Mr. Huffines and 12,028 shares of common stock held in a self-directed individual retirement account. Excludes 20,214 shares of common stock deliverable upon the vesting of RSUs that will not vest within 60 days of April 27, 2018.

(j)

Includes 603,417 shares of common stock held by Lee Lewis Construction. Mr. Lewis is the sole owner of Lee Lewis Construction and may be deemed to have voting and/or investment power with respect to the shares owned by Lee Lewis Construction.

(k)	Includes 11,000 shares of common stock held in an IRA account for the benefit of Mr. Nichols.
(l)	Excludes 48,374 shares of common stock deliverable upon the vesting of RSUs that will not vest within 60 days of April 27, 2018.
(m)

Includes (a) 9,785 shares of common stock held directly by Mr. White’s wife, (b) 453 shares of common stock held in a self-directed individual retirement account of Mr. White’s wife, (c) 23,806 shares of common stock held by Double E Investments (“Double E”), (d) 12,883 shares of common stock held by EAW White Family Partnership, Ltd. (“EAW”), (e) 8,045 shares of common stock held by Maedgen, White and Maedgen (“MW&M”), and (f) 1,316,458 shares of common stock held by Maedgen & White, Ltd. As the manager of Double E, the managing partner of MW&M and the sole member of the general partner of EAW, Mr. White has exclusive authority to vote and/or dispose of the securities held by Double E, MW&M and EAW, respectively, and may, therefore, be deemed to have sole voting and dispositive power over the shares of common stock held by Double E, MW&M and EAW. Mr. White is the sole general partner of Maedgen & White, Ltd. and may be deemed to beneficially own the shares held by Maedgen & White, Ltd. As the sole general partner of Maedgen & White, Ltd., Mr. White has the power to vote the shares held by Maedgen & White, Ltd. The Agreement of Limited Partnership of Maedgen & White, Ltd. requires the approval of 80% of the limited partnership interests in Maedgen & White, Ltd. before its general partner may dispose of the shares held by Maedgen & White, Ltd. Mr. White, directly and indirectly, controls approximately 77% of the limited partnership interests of Maedgen & White, Ltd. and therefore may be deemed to share dispositive power over the shares held by Maedgen & White, Ltd. Excludes 96,747 shares of common stock deliverable upon the vesting of RSUs that will not vest within 60 days of April 27, 2018.

(n)	Represents 26 persons. Excludes 514,743 shares of common stock deliverable upon the vesting of RSUs that will not vest within 60 days of April 27, 2018.

2018 PROXY STATEMENT

MANAGEMENT

Executive Officers

General

We have identified the following officers as “executive officers,” consistent with the definition of that term as used by the SEC, as of April 27, 2018:

Name	Age	Position	Officer Since
Keith E. Bornemann	45	Executive Vice President, Corporate Controller and Principal Accounting Officer	2017
Hill A. Feinberg	71	Chairman and Chief Executive Officer of Hilltop Securities	2012
Jeremy B. Ford	43	President and Co-Chief Executive Officer	2010
William B. Furr	40	Executive Vice President, Chief Financial Officer	2016
Darren E. Parmenter	55	Executive Vice President, Chief Administrative Officer	2007
Corey G. Prestidge	44	Executive Vice President, General Counsel and Secretary	2008
Todd L. Salmans	69	Chief Executive Officer of PrimeLending	2012
Jerry L. Schaffner	60	President and Chief Executive Officer of the Bank	2012
Alan B. White	69	Vice Chairman and Co-Chief Executive Officer	2012

Business Experience of Executive Officers

Information concerning the business experience of Messrs. Hill A. Feinberg, Jeremy B. Ford, and Alan B. White is set forth above under “Proposal One — Election of Directors — Nominees for Election as Directors” beginning on page 5.

Keith E Bornemann.  Mr. Bornemann has served as the Executive Vice President and Principal Accounting Officer of Hilltop since November 2017 and Corporate Controller of Hilltop since February 2017. He also served as Senior Vice President and Director of Accounting and Reporting of Hilltop from January 2016 to January 2017 and Vice President of Financial Reporting of Hilltop from January 2013 to January 2016. Prior to joining Hilltop in 2013, Mr. Bornemann was the Vice President and Corporate Controller at First Acceptance Corporation.

William B. Furr.  Mr. Furr has served as the Chief Financial Officer of Hilltop since September 2016. Prior to joining Hilltop, Mr. Furr served as Executive Vice President and Community Bank Chief Financial Officer for KeyCorp from November 2012 to August 2016. Before joining KeyCorp, Mr. Furr served in various financial leadership roles at Regions Financial Corporation and Bank of America Corporation.

Darren E. Parmenter. Mr. Parmenter has served as Executive Vice President and Chief Administrative Officer since September 2016. Mr. Parmenter previously served as Executive Vice President and Principal Financial Officer of Hilltop since February 2014 and as Senior Vice President of Finance of Hilltop from June 2007 to February 2014. From January 2000 to June 2007, Mr. Parmenter was with Hilltop’s predecessor, Affordable Residential Communities Inc., and served as the Controller of Operations from April 2002 to June 2007. Prior to 2000, Mr. Parmenter was employed by Albertsons Inc. as an Assistant Controller.

Corey G. Prestidge.  Mr. Prestidge has served as an Executive Vice President of Hilltop since February 2014 and General Counsel and Secretary of Hilltop since January 2008. From November 2005 to January 2008, Mr. Prestidge was the Assistant General Counsel of Mark Cuban Companies. Prior to that, Mr. Prestidge was an associate in the corporate and securities practice group at Jenkens & Gilchrist, a Professional Corporation, which is a former national law firm. Mr. Prestidge is the son-in-law of our Chairman of the Board, Gerald J. Ford, and the brother-in-law of our President and Co-Chief Executive Officer, Jeremy B. Ford.

Todd L. Salmans.  Mr. Salmans has served as Chief Executive Officer of PrimeLending since January 2011 and has continued in that position since our acquisition of PlainsCapital in November 2012. He also previously held the office of President of PrimeLending until August 2013. As Chief Executive Officer, Mr. Salmans is responsible for the strategic direction and day-to-day management of PrimeLending, including financial performance, compliance, business development, board and strategic partner communications and team development. He also serves as a member of PrimeLending’s Board of Directors. Mr. Salmans joined PrimeLending in 2006 as Executive Vice President and Chief Operating Officer, with responsibility over daily operations, loan processing and sales. He was promoted to President in April 2007. Mr. Salmans has over 40 year of experience in the mortgage banking industry. Prior to joining PrimeLending, he served as regional executive vice president of CTX/Centex, regional senior vice

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president of Chase Manhattan/Chase Home Mortgage Corp., and regional senior vice president of First Union National Bank/First Union Mortgage Corp. Mr. Salmans is currently a board member of the Texas Mortgage Bankers Association.

Jerry L. Schaffner.  Mr. Schaffner has served as the President and Chief Executive Officer of the Bank since November 2010 and has continued in that position since our acquisition of PlainsCapital in November 2012. He currently serves as a director of the Bank and various other subsidiaries, and previously served as a director of PlainsCapital from 1993 until March 2009. Mr. Schaffner joined PlainsCapital in 1988 as part of its original management group.

Terms of Office and Relationships

Our executive officers are elected by our Board of Directors annually or, as necessary, to fill vacancies or newly created offices. Each executive officer holds office until his successor is duly elected and qualified or, if earlier, until his death, resignation or removal. Any officer or agent elected or appointed by our Board of Directors may be removed by our Board of Directors whenever, in its judgment, our best interests will be served, but any removal will be without prejudice to the contractual rights, if any, of the person so removed.

Except as disclosed under “Proposal One — Election of Directors — Nominees for Election as Directors” commencing on page 5 and under “Management — Executive Officers — Business Experience of Executive Officers” on page 25, (a) there are no familial relationships among any of our current directors or executive officers and (b) none of our director nominees hold, or in the last five year have held, directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or pursuant to Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Except as set forth in this Proxy Statement, there are no arrangements or understandings between any nominee for election as a director or officer and any other person pursuant to which that director was nominated or that officer was selected.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section reviews the compensation program for our named executive officers (“NEOs”), which include our principal executive officers, principal financial officer and our three other most highly-compensated executive officers, during the year ended December 31, 2017.

For 2017, our NEOs were:

Named Executive Officer	Title/Role
Jeremy B. Ford	President and Co-Chief Executive Officer
Alan B. White	Vice Chairman and Co-Chief Executive Officer
William B. Furr	Executive Vice President, Chief Financial Officer
Hill A. Feinberg	Chairman and Chief Executive Officer of Hilltop Securities
James R. Huffines (a)	Former Executive Vice President, Chief Operating Officer of Subsidiaries
Todd L. Salmans	Chief Executive Officer of PrimeLending

(a)     Mr. Huffines retired effective December 31, 2017, from all positions with the Company and its subsidiaries, including as a member of the Board of Directors.

2017 Business and Financial Highlights

2017 represented another strong year for the Company, with the following key accomplishments:

•

Generated $132.5 million in income applicable to common stockholders, or $1.36 per diluted share, during 2017, after giving effect to non-recurring charges as a result of the Tax Cuts and Jobs Act. Return on average equity was 7.00% and return on average assets was 1.03% for 2017.

•

Maintained strong asset quality compared to peers with non-performing assets as a percentage of total assets of 0.33% as of December 31, 2017, excluding covered loans and covered other real estate owned.

•	Maintained strong capital ratios with a Tier 1 Leverage Ratio of 12.94% and a Common Equity Tier 1 Risk Based Capital Ratio of 17.69% at December 31, 2017.
•	Distributed $23.1 million, or $0.24 per common share, of capital to stockholders, equating to a dividend payout ratio of 17.59% (excluding the results of the SWS Group Inc. appraisal matter).

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These results contributed to an increase in our book value per share from $18.98 at December 31, 2016  to $19.92 at December 31, 2017. Additional detail regarding our results and achievements can be found in our Annual Report on Form 10-K for the year ended December 31, 2017.

Our 2017 Executive Compensation Program

The Compensation Committee, or, as used in this Compensation Discussion and Analysis, the Committee, has the responsibility to establish, implement and monitor adherence with our compensation philosophy. The Committee ensures that the total compensation paid to executive officers is fair, reasonable, competitive, performance-based and aligned with stockholder interests. The Committee administers the Company’s executive compensation program in light of our unique structure and acquisition activity. As a holding company that conducts its operations through its subsidiaries, we provide performance-based compensation to the chief executives of each of our business units that is based on both the results of the business unit and the consolidated Company.

Philosophy and Objectives of Our Executive Compensation Program

Our compensation program continues to focus on performance-based pay that reflects our achievements on an annual basis and our ability to deliver long-term value to our stockholders. The Committee regularly reviews the Company’s compensation programs to ensure they are consistent with sound business practices, regulatory requirements, emerging industry trends and stockholder interests.

With this in mind, the following principles help guide our decisions regarding compensation of our NEOs:

•

Compensation opportunities should be competitive with market practices.  We are committed to providing competitive total annual compensation opportunities in order to attract and retain executives with the experience and skills necessary to lead our Company and motivate them to deliver strong performance to our stockholders.

•

A significant portion of compensation should be performance-based.  Our executive compensation program emphasizes pay-for-performance. Both our annual and long-term incentives are earned based on a combination of corporate, business unit and individual performance. Our annual incentive compensation also can be reduced based upon improper risk taking and non-compliance with applicable laws and regulations.

•

Management’s interests should be aligned with those of our stockholders.  Our long-term incentive compensation is delivered in the form of restricted stock units, or RSUs, to support our goals for alignment, ownership and retention. Half of the RSUs awarded vest upon achievement of predefined performance goals. The value of these performance-based RSUs ultimately depends upon our total stockholder return, or TSR, relative to members of the KBW Regional Banking Index and our cumulative earnings per share calculated in accordance with generally accepted accounting principles, or EPS, over the three-year vesting period. Commencing with awards in 2016, the percentage of these awards that vest is based first on cumulative EPS over a three-year period and then multiplied by a modifier based on our relative TSR during the same period.

•	Compensation should be perceived as fair. We strive to create a compensation program that will be perceived as fair and equitable, both internally and externally.
•

Our compensation program should be balanced and mitigate risk taking.  We have a balanced approach to total compensation that includes a mix of fixed and performance-based pay, including cash and equity compensation and short- and long-term incentive compensation. We believe this approach effectively aligns our pay with performance while discouraging inappropriate risk taking.

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Governance Highlights

The Committee maintains the following compensation best practices:

•	Robust stock ownership guidelines for executive officers and directors;
•	Clawback policy for incentive compensation;
•	Anti-hedging and pledging policy;
•	Limited perquisites;
•	No excise tax gross-ups in new employment agreements;
•	One year holding requirement on all vested equity awards; and
•	Annual compensation risk assessment.

Role of Stockholder Say-on-Pay Votes and Stockholder Engagement

The Company provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation. At the Company’s annual meeting of stockholders held in June 2017, over 71% of the votes cast (excluding abstentions and broker non-votes) on the say-on-pay proposal were voted in favor of the proposal. The Committee recognized this result as a significant decline from the 97% support received in 2016 and sought to understand stockholder perspectives on our executive compensation program. We reached out to our top 25 stockholders, representing 57% of our outstanding common stock (excluding common stock owned by our directors and executives), to offer a conversation with Mr. Sherman, the chair of our Committee. Mr. Sherman had conversations with six stockholders, representing 24% of our outstanding common stock, during this process.

During these conversations, stockholders provided their perspectives on our executive compensation programs with our Committee Chair. Several stockholders expressed concerns with severance provisions in the retention agreement we entered into with Mr. White upon our acquisition of PlainsCapital Corporation in 2012 and subsequently amended in 2016 upon his promotion to Co-CEO of the Company. In these discussions, Mr. Sherman highlighted the origins of these provisions in Mr. White’s agreement, namely that they were designed to keep Mr. White whole for amounts which would have otherwise been due to him immediately upon any termination of his employment agreement following our acquisition of PlainsCapital Corporation, the company he founded. The Committee did not believe it was appropriate to revise these provisions when asking Mr. White to assume additional responsibilities, particularly given that the revised agreement did not provide for any increases in compensation. Mr. Sherman also discussed with stockholders the Committee’s intention to avoid similar provisions in any new employment arrangements going forward.

Stockholders generally conveyed that they were otherwise supportive of the design of our executive compensation program and provided several items to consider. As such, the Committee has maintained our current programs and will evaluate the suggestions received. The Committee remains open to stockholder perspectives on our executive compensation programs and will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs.

Background on Our Executive Employment Arrangements

We completed the acquisition of PlainsCapital on November 30, 2012, and the compensation of our NEOs who were employed by PlainsCapital is, therefore, in part based upon the compensation they were paid by PlainsCapital prior to the acquisition. Four of our NEOs, Messrs. White, Feinberg, Huffines and Salmans, were employed by PlainsCapital or its subsidiaries prior to the acquisition. As discussed above, in connection with the acquisition of PlainsCapital, and to ensure continuity following the closing, we entered into a retention agreement with Mr. White that was negotiated based upon the pre-existing rights in his employment agreement with PlainsCapital Corporation. All other existing employment agreements at PlainsCapital or its subsidiaries, other than Mr. Jerry Schaffner, were amended to terminate on November 30, 2014. Following the expiration of the employment agreements with Messrs. Huffines and Salmans, we entered into new employment agreements with them that are consistent with our current compensation philosophy. The term of Mr. Huffines’ employment agreement terminated on December 4, 2017, and he retired from the Company on December 31, 2017.  We also entered into an employment agreement with Mr. Furr in connection with his appointment as our Chief Financial Officer effective September 1, 2016. For a more detailed discussion of these employment agreements and Mr. White’s retention agreement, see “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Contracts and Incentive Plans — Employment Contracts.”

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Elements of our Executive Compensation Program

The basic elements of our executive compensation program are summarized below. Our compensation policies and programs are considered by the Committee in a total rewards framework, which considers both “pay” — base salary, annual incentive awards and long-term incentive awards — and “benefits” — perquisites and other benefits and compensation. Our executive compensation program consists primarily of the following components:

Compensation Component	Purpose
Base Salary	Fixed component of pay intended to compensate the individual fairly for the responsibility level of the position held.

Annual Incentive Awards	Variable component of pay intended to motivate and reward the individual’s contribution to achieving our short-term/annual objectives.

Long-term Incentive Awards	Variable component of pay intended to retain, motivate and reward the individual’s contribution to achieving our long-term objectives and creating stockholder value.

Perquisites and Other Benefits	Fixed component of pay intended to provide an economic benefit to us in attracting and retaining executive talent.

Base Salary

We provide base salaries for each NEO commensurate with the services he provides to us. We believe a portion of total direct compensation should be provided in a form that is fixed and liquid. In reviewing base salaries, the Committee evaluated the salaries of other executive officers of the Company and its peers and any increased level of responsibility, among other items. Except for the increases to the salaries of the Co-Chief Executive Officers noted in the table below, the Committee determined to maintain the current salaries of all NEOs for 2017, as they were found to be competitive with the Company’s peers. The following table lists the base salaries for our NEOs in 2016 and 2017:

	Base Salary
Name	2016		2017		% Increase
Jeremy B. Ford	$700,000		$725,000	(a)	3.6%
Alan B. White	$1,350,000		$1,400,000	(b)	3.7%
William B. Furr	$425,000	(c)	$425,000		—
Hill A. Feinberg	$500,000		$500,000		—
James R. Huffines	$690,000		$690,000		—
Todd L. Salmans	$750,000		$750,000		—

(a)	Mr. Ford’s base salary increased to $725,000 on April 1, 2017.
(b)

Mr. White’s original base salary of $1,350,000 was set forth in his retention agreement, which became effective upon the closing of the acquisition of PlainsCapital. An increase in base salary to $1,400,000 was approved and made effective on April 1, 2017.

(c)	Mr. Furr’s base salary effective upon his hiring as our Chief Financial Officer on September 1, 2016.

In March 2018,  the Committee assessed base salaries of the NEOs and decided to provide the following increases beginning on April 1, 2018: $25,000 for Mr. Ford (new salary $750,000),  $50,000 for Mr. White (new salary $1,450,000),  and $25,000 for Mr. Furr (new salary $450,000).

Annual Incentive Awards

Our NEOs and other employees are eligible to participate in the Annual Incentive Plan and receive annual cash incentive awards based upon our financial performance and other factors, including individual performance. The Committee believes that this element of compensation is important to focus management efforts on, and provide rewards for, annual financial and strategic results that are aligned with creating value for our stockholders.

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Target Annual Incentive Opportunities

Target incentive awards are defined at the start of the year in consideration of market data provided by the Committee’s consultant, each NEO’s total compensation package and the entity’s budgetary considerations. The Committee increased annual incentive targets (as a percent of salary) for Mr. Ford and Mr. Feinberg following a review of market practices. The following table sets for information concerning Annual Incentive Plan opportunities for 2017:

	Annual Incentive Value
		Target
	Threshold	Amount	% of Annual	Maximum
Name	($)	($)	Base Salary	($) (b)
Jeremy B. Ford	130,500	725,000	100%	1,087,500
Alan B. White (a)	—	1,400,000	100%	—
William B. Furr	67,500	375,000	88%	562,500
Hill A. Feinberg	90,000	750,000	150%	1,125,000
James R. Huffines	99,900	555,000	80%	832,500
Todd L. Salmans	90,000	750,000	100%	1,125,000

(a)	Mr. White’s annual incentive compensation is determined pursuant to his retention agreement for the achievement of specified performance criteria.
(b)	Awards are capped at 150% of the target amount.

Performance Measures

Each NEO had pre-defined performance objectives based upon measurable performance of both our Company and the individual, other than Mr. White, whose pre-defined performance objectives are based solely upon Hilltop’s performance. At least 70% of each executive’s incentive was based on the net income of our Company and/or their relevant business unit. Our 2017 goals were intended to be realistic and reasonable but challenging in order to drive performance. The Committee and management believe that by using these metrics we are encouraging profitable top line growth and value for stockholders without creating excessive risk.

The measures and weights of the performance objectives for each NEO for 2017 are summarized in the following table:

	Hilltop	Business Unit	Strategic/
Name	Net Income	Net Income	Individual Goals
Jeremy B. Ford	70%	—	30%
Alan B. White (a)	100%	—	—
William B. Furr	70%	—	30%
Hill A. Feinberg	20%	50%	30%
James R. Huffines	70%	—	30%
Todd L. Salmans	20%	50%	30%

(a)	Determined pursuant to Mr. White’s retention agreement for the achievement of earnings target.

In addition to the above criteria, all payouts under the Annual Incentive Plan are subject to forfeiture in the event of any improper risk management or non-compliance with applicable laws and regulations.

The individual strategic objectives for the NEOs are developed through an iterative process between the Committee and management. Management develops an initial set of recommendations based upon the business needs. The Committee reviews the proposed goals and revises/amends them at its discretion, ensuring that goals are aligned with the Board of Director’s strategic focus. The following strategic and individual goals, among others, were established for the NEOs in 2017:

•	Mr. Ford: execute the Company’s 2017 strategic plan, continue to identify strategic acquisition opportunities that complement the Company’s business mix and lead our shared-services initiative.
•	Mr. Furr: execute our shared-services initiative, redesign our procurement process, and complete successful Dodd-Frank Act Stress Test submission.
•

Mr. Feinberg: support our shared-services initiative, select and finalize new broker-dealer technology and support system, develop capital markets strategy that compliments municipal efforts and execute on risk management and inventory control.

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•

Mr. Huffines: support our shared-services initiative, effective risk management by subsidiary management, attract and retain talent, execute on subsidiary strategic plans, succession planning and effective enterprise communication.

•

Mr. Salmans: support our shared-services initiative, maintain customer and employee satisfaction, protect and grow company culture, foster and drive organic growth in existing and new markets, grow joint venture business, succession planning and development and growth of key successors.

Performance Results and Payouts

The Committee, in its sole discretion, determines the final amount of each participant’s award based on attainment of the applicable performance goals and assessments of individual and strategic performance.

Each element of the annual cash incentive award is independent of the other. Accordingly, the executive officer may achieve certain performance goals, while at the same time failing to achieve others. In that case, the executive officer will be entitled to receive the award for the performance goal achieved, but not an award for a performance goal for which threshold performance is not achieved. Potential awards ranged from 50% for threshold performance to a maximum of 150% for stretch performance.

At the end of the fiscal year, the Committee determined a payout based on net income performance. 2017 performance goals and actual net income performance were as follows (dollars in millions):

2017 Performance Goal	Threshold ($)	Target ($)	Stretch ($)	Actual ($)	Achievement
Hilltop Adjusted Net Income	89.7	149.5	186.9	160.9	108%

PlainsCapital Pre-Tax Income	89.2	148.6	185.8	151.6	102%

Hilltop Securities Pre-Tax Income	34.0	56.6	70.8	64.9	115%

PrimeLending Pre-Tax Income	33.7	56.2	70.2	53.7	96%

Based upon evaluation of their respective individual performance in 2017, the Committee awarded the NEOs scores ranging from 70% to 135% for their strategic and individual goals. The Committee also assessed risk and compliance performance for each NEO and determined that no reductions were warranted.

Based on the above financial and individual performance measures and the Committee’s discretion, the 2017 annual cash incentive payments were awarded as follows relative to the 2017 target value:

	2017 Annual	% of 2017 Target
Name	Incentive Payment ($)	Annual Incentive
Jeremy B. Ford	790,000	109%
Alan B. White (a)	1,450,000	104%
William B. Furr	425,000	113%
Hill A. Feinberg	900,000	120%
James R. Huffines	555,000	100%
Todd L. Salmans	825,000	110%

(a)

The Committee used its discretionary authority to increase Mr. White’s 2017 Annual Incentive Plan Award above the level determined pursuant to his retention agreement for the achievement of earnings target.

See “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Annual Incentive Plan” for more information with respect to our stockholder-approved Annual Incentive Plan.

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Long-Term Incentive Awards

As described above, we believe that a portion of each NEO’s compensation should be tied to the performance of our stock price, aligning the officer’s interest with that of our stockholders. In this regard, the Committee determined that the award vehicle mix should be:

Award Vehicle Mix	% of Award
Time-Based Restricted Stock Units	50%
Performance-Based Restricted Stock Units	50%

Time-based RSUs cliff vest on the third anniversary of the date of grant. Performance-based RSUs are earned and cliff vest subject to certain performance goals being met after the three-year performance period from January 1, 2017 through December 31, 2019.

Under the current form of RSU award agreement, the percentage of performance-based RSUs that vest following a performance period is determined based on Hilltop’s three-year cumulative EPS relative to pre-established performance objectives, multiplied by a modifier that is determined based on Hilltop’s TSR relative to the KBW Regional Banking Index. The EPS component of the performance calculation ranges from 50% at threshold to 150% at maximum, and the TSR modifier ranges from 80% at threshold to 120% at maximum. The total number of shares earned from the performance awards can range from 40% to 180% of the target number of RSUs granted. No shares will be awarded if EPS results are below threshold.

All shares of common stock delivered pursuant to the RSUs are subject to a one-year holding period requirement after vesting. Further discussion of the 2012 Equity Incentive Plan pursuant to which such RSUs were awarded is found under “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below.

In 2017, long-term incentive awards were made in consideration of each executive’s role, competitive market practice, and performance. Grants were made in the form of RSUs on February 23, 2017, to the following NEOs as set forth below:

		Performance-Based
	Time-Based RSUs	RSUs Awarded	Total RSUs
Name	Awarded	(at Target)	Awarded
Jeremy B. Ford	27,734	27,734	55,468
Alan B. White	12,307	12,306	24,613
William B. Furr	6,154	6,153	12,307
Hill A. Feinberg	6,154	6,153	12,307
James R. Huffines	7,033	7,032	14,065
Todd L. Salmans	6,154	6,153	12,307

On March 5, 2018, the Committee continued the same mix of long-term incentive awards and approved a grant of RSUs to the NEOs,  excluding Mr. Huffines who retired from the Company on December 31, 2017,  as set forth below:

		Performance-Based
	Time-Based RSUs	RSUs Awarded	Total RSUs
Name	Awarded	(at Target)	Awarded
Jeremy B. Ford	31,766	31,766	63,532
Alan B. White	14,096	14,096	28,192
William B. Furr	7,753	7,752	15,505
Hill A. Feinberg	8,055	8,055	16,110
Todd L. Salmans	7,048	7,048	14,096

Since the adoption of the 2012 Equity Incentive Plan, all equity-based awards, including those made to the NEOs, have been made pursuant to the 2012 Equity Incentive Plan. All equity-based awards made to the NEOs are approved by the Committee and not pursuant to delegated authority.

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Payout for 2015-2017 Performance Based RSUs

The following table provides the calculation of the payout for performance-based RSUs granted in 2015. Payouts for the 2015 awards were based on our three-year cumulative EPS results and our three-year TSR relative to members of the KBW Regional Banking Index. Performance-based RSUs granted during 2015 are earned and cliff vest after three years based 50% on EPS performance and 50% on relative TSR.

Metric	Threshold	Target	Maximum	Actual Performance
Cumulative EPS	$2.44	$3.25	$4.06	$4.94
Relative TSR percentile	35th	50th	75th	13th

Our three-year cumulative EPS results generated a maximum payout of 150% of target, while our TSR results were below the threshold for a payout. Accordingly, the aggregate payout for the performance-based RSUs awarded in 2015 was 75% of target.

Perquisites and Other Benefits

We provide various perquisites and other benefits to certain NEOs. Messrs. Jeremy B. Ford and Alan B. White are provided access to company aircraft. Messrs. White, Huffines and Salmans are or were provided with a monthly car allowance and reimbursement for country club membership dues. In addition, Mr. White is provided bank-owned life insurance. Otherwise, our NEOs generally receive only medical benefits, life insurance and long-term disability coverage, as well as supplemental contributions to the Company’s 401(k) program, on the same terms and conditions as available to all employees of that entity.

Severance and Other Post-Termination Compensation

We generally do not currently maintain any severance or change in control programs other than change in control provisions in our 2012 Equity Incentive Plan (with exceptions noted below). However, we have historically paid severance, the amount of which is generally determined both by length of tenure and level of compensation, when termination occurs other than for cause and pursuant to which certain benefits may be provided to the NEOs. Absent the negotiation of specific agreements with the NEOs, severance benefits would be provided on the same basis as provided to other employees of the Company.

In connection with our acquisition of PlainsCapital in 2012, we entered into employment agreements with Messrs. Huffines and Salmans. We subsequently entered into new employment agreements with Messrs. Huffines and Salmans in 2014 following the expiration of their previous agreements. Mr. Huffines’ agreement was amended in September 2016 to reflect changes in his responsibilities. The term of Mr. Huffines’ employment agreement expired on December 4, 2017, and he retired from the Company on December 31, 2017.  Mr. Salmans’ agreement was amended in November 2017 to extend the term of the agreement to December 31, 2019. A description of these employment agreements and the post-contractual benefits provided thereunder is discussed in further detail under “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Contracts and Incentive Plans — Employment Contracts” and “Potential Payments Upon Termination or Change-in-Control” below.

In connection with our acquisition of PlainsCapital in 2012, we entered into a retention agreement with Mr. White which was approved by shareholders of PlainsCapital in connection with our acquisition of PlainsCapital. The summary of the severance terms for this retention agreement is set forth below:

Legacy Retention Agreement

Pursuant to Mr. White’s retention agreement:

(1)

we agreed to contribute an amount of cash equal to $6,430,890 as deferred compensation to Mr. White in satisfaction of Mr. White’s rights under Section 6 (Termination Upon Change in Control) of his previous employment agreement with PlainsCapital, which such amount accrues interest at the prevailing money market rate and is payable to Mr. White on the 55th day following termination of his employment; and

(2)

upon a termination of his employment by us other than for cause or death or disability, or after non-renewal, cash severance of (i) the sum of Mr. White’s annual base salary and the average of the annual bonus amounts paid to him for the three most recently completed fiscal years ending immediately prior to the date of termination, multiplied by (ii) the greater of (A) two, and (B) the number of full and partial years from the date of termination through the end of the

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applicable employment period under the retention agreement. Such severance is payable over the “severance period,” which is the greater of two years from the date of termination and the number of full and partial years from the date of termination through the end of the applicable employment period under the retention agreement.

The foregoing cash amounts in subparagraph (1) represent “modified single trigger” benefits, payable assuming the termination of employment for any reason, and the foregoing cash amounts in subparagraph (2) represent “double trigger” benefits, payable assuming a qualifying termination of employment. With respect to the amounts described in subparagraph (1) that are paid in full satisfaction of Section 6 of Mr. White’s previous employment agreement with PlainsCapital, such amounts are payable upon any termination of employment at any time, subject to any delay required by Section 409A of the Internal Revenue Code, or the Code, and the execution of a release of claims. The cash severance amounts described in subparagraph (2) are payable upon a termination of employment other than for cause, death or disability or upon a termination due to non-renewal by Hilltop, subject to any delay required by Section 409A of the Code and the execution of a release of claims.

Mr. White’s retention agreement was amended in 2016 solely to recognize his promotion to Co-Chief Executive Officer of the Company and to specify that his annual incentive would be based on the consolidated results of Hilltop (as opposed to just the results of PlainsCapital). The amendment did not include any changes to his pay opportunity or the other terms of his employment. The Committee did not believe it was appropriate to alter other terms of the agreement given that it (a) increased his duties and responsibilities without providing Mr. White additional compensation and (b) was negotiated as part of our acquisition of PlainsCapital to secure Mr. White’s continued employment, including the amounts payable under subparagraph (1) above which would otherwise have been due to Mr. White immediately upon any termination of his employment following our acquisition of PlainsCapital. Further, Mr. White had the right to terminate his employment in the event other modifications were required in connection with the amendment.

Furr Employment Agreement

Pursuant to our employment agreement with Mr. Furr, upon termination of employment by us other than for cause, Mr. Furr is entitled receive, subject to such termination of employment being on or after September 1, 2017, a lump-sum cash payment equal to the sum of (i) his annual base salary rate immediately prior to the effective date of such termination, and (ii) an amount equal to the annual incentive cash bonus paid to him in respect of the calendar year immediately preceding the year of the termination. If his employment is terminated without “cause” within the twelve months immediately following, or the six months immediately preceding, a “change in control,” he will be entitled to receive, if the “change in control” is on or after September 1, 2017, a lump-sum cash payment equal to two times the sum of (A) his annual base salary rate immediately prior to the effective date of such termination and (B) an amount equal to the annual incentive cash bonus paid to him in respect of the calendar year immediately preceding the year of the termination. The immediately foregoing cash amount represents a “double trigger” benefit. Finally, if any payment made as a result of a change in control would constitute a “parachute payment” as defined under Section 280G of the Code, then the benefits payable will be reduced to $1 below the parachute limit.

Huffines and Salmans Employment Agreements

Pursuant to our employment agreements with Messrs. Huffines and Salmans, upon termination of employment by us other than for cause, the applicable executive is entitled to a lump-sum cash payment equal to the sum of (i) his annual base salary rate immediately prior to the effective date of such termination, and (ii) an amount equal to the annual incentive cash bonus paid to him in respect of the calendar year immediately preceding the year of the termination. If his employment is terminated without “cause” within the twelve months immediately following, or the six months immediately preceding, a “change in control,” he will be entitled to receive a lump-sum cash payment equal to two times the sum of (A) his annual base salary rate immediately prior to the effective date of such termination and (B) an amount equal to the annual incentive cash bonus paid to him in respect of the calendar year immediately preceding the year of the termination. The immediately foregoing cash amount represents a “double trigger” benefit. Finally, if any payment made as a result of a change in control would constitute a “parachute payment” as defined under Section 280G of the Code, then the benefits payable will be reduced to $1 below the parachute limit. The term of Mr. Huffines’ employment agreement expired on December 4, 2017, and he retired from the Company on December 31, 2017. In November 2017, the term of Mr. Salmans’ employment agreement was extended until December 31, 2019.

Further discussion of the agreements with Messrs. White, Furr, Huffines and Salmans, including the definitions of “cause” and “disability” under such arrangements, as well as potential payments made pursuant thereto may be found under the headings “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “Executive Compensation — Potential Payments Upon Termination or Change-in-Control” below.

2018 PROXY STATEMENT

Incentive Plans

The 2012 Equity Incentive Plan, under which we have granted awards to the NEOs, contains specific termination and change in control provisions. We determined to include a change in control provision in the plan to be competitive with what we believe to be the standards for the treatment of equity upon a change in control for similar companies and so that employees who remain after a change in control would be treated the same with regard to equity as the general stockholders who could sell or otherwise transfer their equity upon a change in control. Under the terms of the 2012 Equity Incentive Plan, if a change in control (as defined below in the discussion of the plan under “Executive Compensation — Potential Payments Upon Termination or Change-in-Control”) were to occur, all awards then outstanding would become vested and/or exercisable and any applicable performance goals with respect thereto would be deemed to be fully achieved.  Further discussion of the change in control payments made pursuant to the 2012 Equity Incentive Plan may be found in the “Executive Compensation — Potential Payments Upon Termination or Change-in-Control” section below.

The Annual Incentive Plan, pursuant to which annual incentive bonuses are awarded, does not contain specific change in control provisions. Accordingly, the Committee, in its discretion, may determine what constitutes a change in control and what effects such an event may have any awards made pursuant to such plan.

Risk Considerations in Our Compensation Program

We do not believe that our compensation policies and practices for 2017 give rise to risks that are reasonably likely to have a material adverse effect on our Company. In reaching this conclusion for 2017, we considered the following factors:

•

Base salary is fixed and the only compensation components that are variable are the annual incentives and performance-based RSUs awarded to NEOs, which were awarded based upon attainment of pre-determined levels of earnings.

•

Annual Incentive Plan payments to the NEOs were determined or approved following the completion of the audit of the Company’s consolidated financial statements by the Company’s independent registered public accounting firm. Thus, the Committee had ample knowledge of the financial condition and results of the Company, as well as reports of other committees of the Board of Directors, upon which to base its decisions.

•

We have a balanced program that includes multiple performance goals, rewards short-term and multi-year performance, pays in cash and equity and provides a meaningful portion of pay in stock, which is tied to our long-term performance.

•	The Annual Incentive Plan awards are subject to clawback and adjustments for improper risk taking and significant compliance issues.
•	Each year the Committee reviews all compensation programs to ensure existing programs are not reasonably likely to have a material adverse effect on the Company.

Executive Compensation Process, Programs and Policies

Role of the Compensation Committee

The Committee is responsible for reviewing and approving all aspects of the compensation programs for our NEOs and making all decisions regarding specific compensation to be paid or awarded to them. The Committee is responsible for, among its other duties, the following:

•	Review and approval of corporate incentive goals and objectives relevant to compensation;
•	Evaluation of individual performance results in light of these goals and objectives;
•	Evaluation of the competitiveness of the total compensation package; and
•	Approval of any changes to the total compensation package, including, but not limited to, base salary, annual and long-term incentive award opportunities and payouts and retention programs.

The Committee is responsible for determining all aspects of compensation of the Co-Chief Executive Officers, as well as assessing their individual performance.

2018 PROXY STATEMENT

In setting the compensation of our NEOs, the Committee, in its discretion, considers (i) the transferability of managerial skills, (ii) the relevance of each NEO’s experience to other potential employees, and (iii) the readiness of the NEO to assume a different or more significant role, either within our organization or with another organization. When the Committee makes pay-related decisions, the Committee considers our acquisition and growth strategy, our desire to attract, retain and motivate talent, and the importance of compensation in supporting the achievement of our strategic objectives.

Information about the Committee and its composition, responsibilities and operations can be found under the “Board Committees” section.

Role of the Co-Chief Executive Officers in Compensation Decisions

The Co-Chief Executive Officers provide input and recommendations to the Committee regarding compensation decisions for their direct reports, including the other NEOs. These recommendations are made within the framework of the compensation programs approved by the Committee and based on market data provided by the Committee’s independent consultant. The input includes base salary changes, annual incentive and long-term incentive opportunities and payouts, specific individual performance objectives, and individual performance assessments. The Co-Chief Executive Officers make their recommendations based on their assessment of the individual officer’s performance, performance of the officer’s respective business or function and employee retention considerations. The Committee reviews and considers the Co-Chief Executive Officers’ recommendations when determining any compensation changes affecting our officers or executives. Neither Co-Chief Executive Officer plays any role with respect to his own compensation.

Role of Compensation Consultant

Pursuant to its charter, the Committee is authorized to retain and terminate any consultant, as well as to approve the consultant’s fees and other terms of the engagement. The Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. In 2017, the Committee continued its engagement of Meridian Compensation Partners, LLC, or Meridian, as its independent compensation consultant. Meridian is engaged directly by the Committee.

Pursuant to its engagement, Meridian provides research, data analyses, survey information and design expertise in developing compensation programs for executives and incentive programs for eligible employees. In addition, Meridian keeps the Committee apprised of regulatory developments and market trends related to executive compensation practices. Meridian does not determine or recommend the exact amount or form of executive compensation for any of the NEOs. A representative of Meridian generally attends meetings of the Committee, is available to participate in executive sessions of the Committee and communicates directly with the Committee and the chairman of the Committee.

Pursuant to the Committee’s charter, if the Committee elects to use a compensation consultant, the Committee must assess the consultant’s independence, taking into account the following factors:

•	The provision of other services to the Company by the consultant;
•	The amount of fees the consultant received from the Company;
•	The policies and procedures the consultant has in place to prevent conflicts of interest;
•	Any business or personal relationships between the consulting firm and the members of the Committee;
•	Any ownership of Company stock by the individuals at the firm performing consulting services for the Committee; and
•	Any business or personal relationship of the firm with an executive officer of the Company.

During 2017, the Company paid Meridian fees totaling $10,000 related to the valuation of performance-based RSUs. Meridian has provided the Committee with appropriate assurances and confirmation of its independent status pursuant to the charter and other factors. The Committee believes that Meridian has been independent throughout its service for the Committee and there is no conflict of interest between Meridian and the Committee.

2018 PROXY STATEMENT

Benchmarking Compensation

The Committee regularly assesses the components of the executive compensation program with advice from its independent compensation consultant. In October 2016, Meridian provided an analysis of base salary, annual incentive and long-term incentive practices of comparable companies in the financial industry. Meridian considered individual compensation elements as well as the total compensation package. This analysis was considered by the Committee when it established 2017 pay opportunities for executives.

In performing this analysis, Meridian developed market data using publicly-disclosed compensation information from a peer group of comparable financial institutions, as well as compensation surveys. Survey data reflected financial institutions of similar size to Hilltop and our operating subsidiaries. The Committee did not review the specific companies included in the survey data.

The compensation peer group includes institutions of generally similar asset size and, to the extent possible, organizations with significant other operating segments. The Committee approved changes to our peer group in July 2016 in order to account for changes among the peer companies and to position Hilltop more closely to the median asset size of the peers.

The following financial institutions were included in the compensation peer group:

Cullen/Frost Bankers, Inc.	First Financial Bankshares, Inc.*	First Midwest Bancorp, Inc.
Hancock Holding Company	IBERIABANK Corporation	International Bancshares Corporation
LegacyTexas Financial Group, Inc.*	MB Financial, Inc.	Old National Bancorp
Pinnacle Financial Partners, Inc.*	Prosperity Bancshares, Inc.	Simmons First National Corporation*
South State Corporation	TCF Financial Corporation	Texas Capital Bancshares, Inc.
Trustmark Corporation	UMB Financial Corporation	Umpqua Holdings Corporation
Union Bankshares Corporation	WesBanco, Inc.	Wintrust Financial Corporation

* Added to the peer group in 2016. Associated Banc-Corp, First Citizens BancShares, Inc., First Horizon National Corporation, FirstMerit Corporation and United Bankshares, Inc. were removed from the peer group.

Other Factors

The Committee makes executive compensation decisions following a review and discussion of both the financial and operational performance of our businesses and the annual performance reviews of the NEOs and other members of the management team.

Stock Ownership Requirements

In February 2014, the Committee recommended, and the Board of Directors adopted, a stock ownership policy applicable to our executive officers and directors. Within five years of the later of appointment or the date the policy was adopted, executive officers are required to achieve ownership of a defined market value of Company common stock equal to a minimum number of equity or equity-based securities as follows:

•	Six times annual base salary for the Co-Chief Executive Officers; and
•	Three times annual base salary for the other executive officers.

Under this policy, directors are expected to own shares with a value greater than five times their annual retainer for serving on the Board of Directors of the Company, unless they are subject to certain restrictions on receiving director fees. Our director compensation program permits directors to elect to receive their director compensation in cash, Company common stock or a combination of cash and Company common stock.

In calculating equity ownership for purposes of this requirement, we include all shares beneficially owned by an individual, such as shares owned by an individual in the Company’s benefit plans (e.g., 401(k)), shares of restricted stock and shares with respect to which an individual has voting or investment power. Shares underlying unexercised stock options and unearned performance shares are excluded when determining ownership for these purposes.

Executive officers are expected to hold 50% of any net shares received through compensatory equity-based grants until the ownership guidelines are achieved. Once such officer achieves the ownership requirement, he or she is no longer restricted by this holding requirement, provided his or her total stock ownership level does not fall below the ownership guidelines.

2018 PROXY STATEMENT

In addition, all awards of RSUs granted since February 2014 to NEOs are, subject to certain exceptions, required to be held for one year after vesting.

As of April 27, 2018, all NEOs are on track to meet the ownership guidelines.

Clawback Policy

Our compensation program also includes a clawback from any annual cash or long-term incentive award for improper risk taking and significant compliance issues. Annual Incentive Plan awards are subject to any clawback, recoupment or forfeiture provisions (i) required by law or regulation and applicable to Hilltop or its subsidiaries or (ii) set forth in any policies adopted or maintained by Hilltop or any of its subsidiaries.

Tax Considerations

Section 162(m) of the Code imposes a $1.0 million limit on the tax-deductibility of compensation paid to certain named executive officers. Prior to the Tax Cuts and Jobs Act of 2017, or the Tax Legislation, exceptions were provided for compensation that is “performance-based” and paid pursuant to a plan meeting certain requirements of Section 162(m) of the Code. The Committee has historically considered the implications of Section 162(m) of the Code in the design of its executive compensation programs. The Committee, however, reserved the flexibility, where appropriate, to approve compensation arrangements that may not have been tax deductible to the Company, such as base salary and awards of time-based RSUs.

The performance-based exception from 162(m) deductibility limits have been repealed, effective for taxable years beginning after December 31, 2017. The Tax Legislation included certain transition relief for historical arrangements; however, it is currently uncertain how the transition relief will be interpreted and applied. The Committee continues to reserve flexibility to provide compensation arrangements that it believes are consistent with its compensation philosophy even if the arrangements will result in non-deductible compensation.

Trading Controls and Hedging, Short Sale and Pledging Policies

Executive officers, including the NEOs, are required to receive the permission of the General Counsel prior to entering into any transactions in our securities, including gifts, grants and those involving derivatives. Generally, trading is permitted only during announced trading periods. Employees who are subject to trading restrictions, including the NEOs, may enter into a trading plan under Rule 10b5-1 under the Exchange Act. These trading plans may be entered into only during an open trading period and must be approved by the General Counsel. We require trading plans to include a waiting period and the trading plans may not be amended during their term. The NEO bears full responsibility if he or she violates our policy by permitting shares to be bought or sold without pre-approval or when trading is restricted.

Executive officers are prohibited from entering into hedging and short sale transactions and are subject to restrictions on pledging our securities.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Hilltop Holdings Inc. has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on its review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement.

The foregoing report has been submitted by the following members of the Compensation Committee:

A. Haag Sherman (Chairman)	Rhodes Bobbitt	W. Joris Brinkerhoff
William T. Hill, Jr.	Andrew Littlefair

2018 PROXY STATEMENT

Executive Compensation

The following tables set forth information concerning the compensation earned for services performed during 2017,  2016 and 2015 by the NEOs, who were either serving in such capacities on December 31, 2017, during 2017, or are reportable pursuant to applicable SEC regulations.

Summary Compensation Table

Fiscal Years 2017,  2016 and 2015

								Change in Pension
							Non-Equity	Value and
					Stock	Option	Incentive Plan	Nonqualified Deferred	All Other
		Salary	Bonus (a)		Awards (b)	Awards	Compensation (c)	Compensation	Compensation (e)
Name and principal position	Year	($)	($)		($)	($)	($)	Earnings (d) ($)	($)	Total ($)
Jeremy B. Ford	2017	718,500	—		1,582,502	—	790,000	—	70,310	3,161,312
President and	2016	700,000	—		699,996	—	715,000	—	60,534	2,175,530
Co-Chief Executive Officer	2015	662,500	—		679,741	—	740,000	—	70,861	2,153,102

Alan B. White	2017	1,387,500	1,450,000		702,209	—	—	44,519	170,383	3,754,611
Vice Chairman and	2016	1,350,000	1,400,000		699,996	—	—	29,392	126,848	3,606,236
Co-Chief Executive Officer	2015	1,350,000	1,350,000		679,741	—	—	29,261	110,142	3,519,144

William B. Furr	2017	425,000	—		351,119	—	425,000	—	117,270	1,318,389
Executive Vice President and	2016	143,438	518,000	(g)	939,528	—	—	—	31,562	1,632,528
Chief Financial Officer (f)	2015	—	—		—	—	—	—	—	—

Hill A. Feinberg	2017	500,000	—		351,119	—	900,000	—	25,176	1,776,295
Chairman and Chief Executive	2016	500,000	—		299,994	—	750,000	—	18,177	1,568,171
Officer of Hilltop Securities	2015	500,000	—		242,765	—	650,000	—	11,896	1,404,661

James R. Huffines (h)	2017	690,000	—		401,274	—	555,000	—	58,464	1,704,738
Former Executive Vice President and	2016	690,000	—		419,994	—	555,000	—	58,471	1,723,465
and Chief Operating Officer of	2015	690,000	—		407,849	—	555,000	—	41,824	1,694,673
Subsidiaries

Todd L. Salmans	2017	750,000	—		351,119	—	825,000	—	43,095	1,969,214
Chief Executive Officer of	2016	750,000	—		349,998	—	1,100,000	—	55,122	2,255,120
PrimeLending	2015	750,000	—		339,871	—	1,000,000	—	53,292	2,143,163

(a)	Represents bonuses paid for services during 2017, 2016 and 2015, as applicable.
(b)

Reflects the grant date fair value calculated in accordance with the provisions of the Stock Compensation Topic of the ASC, with the exception that the amounts shown assume no forfeitures. The value of performance-based stock awards is based on the probable outcome of the applicable performance conditions. The following table presents the value of performance-based awards included in the table above based on the achievement of both probable and maximum outcomes:

		Performance-Based Stock Awards
Name	Year	(Probable Achievement) ($)	(Maximum Achievement) ($)
Jeremy B. Ford	2017	793,747	1,190,621
	2016	349,998	524,997
	2015	332,624	498,936

Alan B. White	2017	352,198	528,297
	2016	349,998	524,997
	2015	332,624	498,936

William B. Furr	2017	176,099	264,148
	2016	—	—
	2015	—	—

Hill A. Feinberg	2017	176,099	264,148
	2016	149,997	224,995
	2015	118,794	178,191

James R. Huffines	2017	201,256	301,884
	2016	209,989	314,984
	2015	199,567	299,350

Todd L. Salmans	2017	176,099	264,148
	2016	174,991	262,487
	2015	166,312	249,468

(c)

For 2017, represents cash awards earned under the Annual Incentive Plan for services during 2017, but paid in March 2018. For 2016, represents cash awards earned under the Annual Incentive Plan for services during 2016, but paid in March 2017. For 2015, represents cash awards earned under the Annual Incentive Plan for services during 2015, but paid in March 2016.

(d)

Represents interest earned on non-qualified deferred compensation contributions to Mr. White during 2017, 2016 and 2015, as applicable. For additional information, see “— Non-Qualified Deferred Compensation.”

(e)

Includes amounts paid during 2017,  2016 and 2015, as applicable, for group life insurance premiums, auto allowance, gym and club expenses, use of a company car and aircraft, moving expenses, and cellular phone reimbursement. The table following these footnotes is a breakdown of all other compensation included in the “Summary Compensation Table” for the NEOs.

(f)	Mr. Furr began serving as our Executive Vice President and Chief Financial Officer effective September 1, 2016.
(g)	Includes sign-on bonus of $143,000.
(h)	Mr. Huffines retired effective December 31, 2017, from all positions with the Company and its subsidiaries.

2018 PROXY STATEMENT

All Other Compensation
			Gross-Ups or
			Other
			Amounts	Company
			Reimbursed	Contributions
		Perquisites	for the	to Defined
		and Personal	Payment of	Contribution	Insurance	Total All Other
Name	Year	Benefits (a) ($)	Taxes ($)	Plans ($)	Policies (b) ($)	Compensation ($)
Jeremy B. Ford	2017	60,164	366	9,000	780	70,310
	2016	50,754	—	9,000	780	60,534
	2015	70,081	—	—	780	70,861

Alan B. White	2017	95,699	80	9,000	65,604	170,383
	2016	105,275	—	9,000	12,573	126,848
	2015	100,236	—	—	9,906	110,142

William B. Furr	2017	71,659	36,161	9,000	450	117,270
	2016	19,572	9,730	2,125	135	31,562
	2015	—	—	—	—	—

Hill A. Feinberg	2017	—	108	9,000	16,068	25,176
	2016	—	—	8,271	9,906	18,177
	2015	—	—	9,000	2,896	11,896

James R. Huffines	2017	37,494	2,064	9,000	9,906	58,464
	2016	38,714	—	9,000	10,757	58,471
	2015	36,676	—	—	5,148	41,824

Todd L. Salmans	2017	22,000	2,189	9,000	9,906	43,095
	2016	32,000	4,216	9,000	9,906	55,122
	2015	43,386	—	—	9,906	53,292

(a)

Year 2017: For Mr. Jeremy B. Ford, reflects $1,800 gym membership allowance and personal use of company airplane of $58,364. For Mr. White, reflects car allowance of $36,000, club expenses of $25,721, personal use of company airplane of $31,326 and personal use of company automobile of $1,288. For Mr. Furr, reflects a cellular phone reimbursement of $1,500, a moving reimbursement of $14,669 and taxable moving expenses of $55,490. For Mr. Huffines, includes a car allowance of $24,000, club expenses of $10,729 and a cellular phone reimbursement of $1,500. For Mr. Salmans, includes a car allowance of $12,000 and club expenses of $10,000. Personal use of company aircraft is calculated on a per mile basis utilizing SIFL rates published by the IRS.

(b)

Reflects group term life insurance premiums paid during 2017,  2016 and 2015, for Messrs. Ford, Furr, Feinberg, Huffines, and Salmans, as applicable. For Mr. White, represents group term life insurance of $12,804 and key man life insurance of $52,800.

2018 PROXY STATEMENT

Grants of Plan-Based Awards

Grants of Plan-Based Awards Table

Fiscal Year 2017

									All Other
									Stock Awards:	Grant Date
		Estimated Future Payouts Under Non-Equity				Estimated Future Payouts Under Equity			Number of	Fair Value of
		Incentive Plan Awards (a)				Incentive Plan Awards (b)			Shares of	Share and
		Threshold	Target		Maximum	Threshold	Target	Maximum	Stock or Units	Option Awards
Name	Grant Date	($)	($)		($)	(#)	(#)	(#)	(c) (#)	(d) ($)
Jeremy B. Ford	2/23/2017								27,734	788,755
	2/23/2017					13,867	27,734	41,601		793,747
	2/23/2017	130,500	725,000		1,087,500

Alan B. White	2/23/2017								12,307	350,011
	2/23/2017					12,306	12,306	12,306		352,198
	2/23/2017	—	1,400,000	(e)	—

William B. Furr	2/23/2017								6,154	175,020
	2/23/2017					3,077	6,153	9,230		176,099
	2/23/2017	67,500	375,000		562,500

Hill A. Feinberg	2/23/2017								6,154	175,020
	2/23/2017					3,077	6,153	9,230		176,099
	2/23/2017	90,000	750,000		1,125,000

James R. Huffines	2/23/2017								7,033	200,019
	2/23/2017					3,516	7,032	10,548		201,256
	2/23/2017	99,900	555,000		832,500

Todd L. Salmans	2/23/2017								6,154	175,020
	2/23/2017					3,077	6,153	9,230		176,099
	2/23/2017	90,000	750,000		1,125,000

(a)

Represent the value of potential payments under the Annual Incentive Plan to the NEOs based on 2017 performance. Management incentive award amounts shown above represent potential awards that may have been earned based on performance during 2017. The actual amounts earned pursuant to Annual Incentive Plan awards for 2017 are reported in the “Summary Compensation Table” above. For more information regarding the Annual Incentive Plan, see below and also refer to “Compensation Discussion and Analysis” in this Proxy Statement.

(b)

Represents performance-based RSUs that vest based upon the achievement of certain performance goals during the three-year period beginning January 1, 2017 and ending December 31, 2019. These RSUs were issued pursuant to the 2012 Equity Incentive Plan and a form of award agreement and are subject to forfeiture, accelerated vesting and other restrictions as more fully set forth in the 2012 Equity Incentive Plan and the form of award agreement. For additional information, see “Compensation Discussion and Analysis — Elements of our Executive Compensation Program — Long-Term Incentive Awards.”

(c)

Represents time-based RSUs that cliff vest upon the earlier of the third anniversary of the date of grant and a change of control. These RSUs were issued pursuant to the 2012 Equity Incentive Plan and a form of award agreement and are subject to forfeiture, accelerated vesting and other restrictions as more fully set forth in the 2012 Equity Incentive Plan and the form of award agreement. For additional information, see “Compensation Discussion and Analysis — Elements of our Executive Compensation Program — Long-Term Incentive Awards.”

(d)

Reflects the grant date fair value calculated in accordance with the provisions of the Stock Compensation Topic of the ASC, with the exception that the amounts shown assume no forfeitures. The value of the performance-based stock awards is based on the probable outcome of the applicable performance conditions. For more information regarding outstanding awards held by the NEO, refer to section “Outstanding Equity Awards at Fiscal Year-End” below.

(e)	Represents the amount Mr. White would be entitled to under his retention agreement.

2018 PROXY STATEMENT

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Contracts and Incentive Plans

Set forth below is a summary of our retention agreement with Mr. White and our employment agreements with Messrs. Furr, Huffines and Salmans. We do not have employment agreements with Messrs. Jeremy B. Ford or Feinberg. Also set forth below is a description of our incentive plans, pursuant to which the awards included in the “Outstanding Equity Awards at Fiscal Year-End Table” below were made to our NEOs. The Compensation Committee believes that the arrangements described below serve our interests and the interests of our stockholders because they help secure the continued employment and dedication of our NEOs prior to or following a change in control, without concern for their own continued employment.

Employment Contracts

Mr. White

On November 30, 2012, in connection with our acquisition of PlainsCapital, we entered into a retention agreement with Mr. White. We amended the retention agreement on September 12, 2016 solely for the purpose of recognizing his promotion to Co-CEO of Hilltop, including a corresponding change to compensate him based upon the consolidated results of Hilltop, as opposed to PlainsCapital. The term of the retention agreement is three years, with automatic one-year renewals at the end of the second year of the agreement and each anniversary thereof unless notice has been given otherwise. Pursuant to the agreement, Mr. White’s annual base salary is at least $1,350,000. He is also entitled to an annual bonus that varies based upon the performance of the Company. If Hilltop’s annual net income is less than or equal to $70,000,000 but greater than $15,000,000, Mr. White is entitled to a bonus equal to the average of his annual bonus in the prior three calendar years. If Hilltop’s annual net income exceeds $70,000,000, he is entitled to a bonus equal to 100% of his annual base salary. Additionally, in accordance with the agreement, Mr. White is entitled to participate in all of the Company’s employee benefit plans and programs. Further, the agreement provides that the Company will provide Mr. White with the use of a corporate aircraft and an automobile allowance, each at the same level that such benefits were available to Mr. White immediately prior to our acquisition of PlainsCapital. He continues to have bank-owned life insurance and access to the country club that was available to him through PlainsCapital’s membership prior to our acquisition of PlainsCapital. The agreement also includes, among other things, customary non-competition, non-solicitation and confidentiality provisions. Mr. White’s non-competition and non-solicitation obligations terminate thirty-six (36) months after his termination. For a description of compensation and benefits to which Mr. White is entitled in the event of his termination or a change in control, see “Potential Payments Upon Termination or Change-in-Control” below.

Mr. Furr

In connection with the appointment of Mr. Furr as Chief Financial Officer of the Company, the Company and Mr. Furr entered into an employment agreement effective as of September 1, 2016. The employment agreement remains in effect until the third anniversary of the effective date. Pursuant to this agreement, Mr. Furr is entitled to an annual base salary of $425,000 and is eligible to participate in (1) an annual incentive bonus program adopted by the Compensation Committee of the Board of Directors of the Company, or whomever is delegated such authority by the Board of Directors, and (2) any long-term incentive award programs adopted by the Compensation Committee, or whomever is delegated such authority by the Board of Directors. With respect to calendar year 2016, the Employment Agreement provides that Mr. Furr was entitled to receive a minimum bonus of $325,000 under the Annual Incentive Plan and a long-term incentive plan award having a value of at least $300,000. Mr. Furr also is entitled to reimbursement of employment-related expenses and to participate in the employee benefit programs generally available to employees of the Company. Additionally, the employment agreement provides that Mr. Furr was entitled to receive a grant of RSUs having an aggregate fair market value of $200,000 on the date of grant. In addition, the employment agreement provides that Mr. Furr was entitled to receive a cash sign-on bonus of $143,000 and a grant of RSUs having a value of $739,519, in each case, which was based upon the value of KeyCorp stock. The employment agreement provides that Mr. Furr was entitled to be reimbursed for airfare and up to approximately $148,200 of out-of-pocket costs related to Mr. Furr’s relocation to Dallas, Texas. The agreement also includes, among other things, customary non-competition, non-solicitation and confidentiality provisions. Mr. Furr’s non-competition and non-solicitation obligations continue for twelve (12) months following the earlier of (i) his termination and (ii) the termination of his employment agreement. For a description of compensation and benefits to which Mr. Furr is entitled in the event of his termination or a change in control, see “Potential Payments Upon Termination or Change-in-Control” below.

2018 PROXY STATEMENT

Mr. Huffines

On December 4, 2014, we entered into an employment agreement with Mr. Huffines, which was amended on September 12, 2016 to reflect his new role as Chief Operating Officer for Subsidiaries of the Company. The employment agreement with Mr. Huffines had an original three-year term and provided for an annual base salary of $690,000. Mr. Huffines was eligible to participate in (1) an annual incentive bonus program adopted by the Compensation Committee and (2) any long-term incentive award programs adopted by the Compensation Committee. Mr. Huffines was also entitled to participate in the employee benefit programs generally available to employees of the Company. The agreement also includes, among other things, customary non-competition, non-solicitation and confidentiality provisions. Mr. Huffines’ non-competition and non-solicitation obligations continue for twelve (12) months following the earlier of (i) his termination and (ii) the termination of his employment agreement. The term of Mr. Huffines’ employment agreement terminated on December 4, 2017, and he retired from the Company on December 31, 2017. For a description of compensation and benefits to which Mr. Huffines was entitled in the event of his termination or a change in control, see “Potential Payments Upon Termination or Change-in-Control” below.

Mr. Salmans

On December 4, 2014, we entered into an employment agreement with Mr. Salmans, pursuant to which Mr. Salmans will continue to serve as Chief Executive Officer of PrimeLending. Mr. Salmans’s previous employment agreement expired on November 30, 2014 in accordance with its terms. In November 2017, the term of Mr. Salmans’ employment was extended until December 31, 2019. Pursuant to this agreement, Mr. Salmans is entitled to an annual base salary of $750,000 and is eligible to participate in (1) an annual incentive bonus program adopted by the Compensation Committee and (2) any long-term incentive award programs adopted by the Compensation Committee. Mr. Salmans is also entitled to participate in the employee benefit programs generally available to employees of the Company. Additionally, the agreement provides for a one-time cash bonus of $260,000, which was paid to Mr. Salmans upon execution of the agreement. The agreement also includes, among other things, customary non-competition, non-solicitation and confidentiality provisions. Mr. Salmans’s non-competition and non-solicitation obligations continue for twelve (12) months following the earlier of (i) his termination and (ii) the termination of his employment agreement. For a description of compensation and benefits to which Mr. Salmans is entitled in the event of his termination or a change in control, see “Potential Payments Upon Termination or Change-in-Control” below.

Equity Incentive Plans

On September 20, 2012, our stockholders approved the 2012 Equity Incentive Plan, which provides for the grant of equity-based awards, including restricted shares of our common stock, RSUs, stock options, grants of shares, stock appreciation rights, or SARs, and other equity-based incentives, to our directors, officers and other employees and those of our subsidiaries selected by our Compensation Committee. At inception, 4,000,000 shares were authorized for issuance pursuant to the 2012 Equity Incentive Plan. All shares granted and outstanding pursuant to the 2012 Equity Incentive Plan, whether vested or unvested, are entitled to receive dividends and to vote, unless forfeited. No participant in our 2012 Equity Incentive Plan may be granted performance-based equity awards in any fiscal year representing more than 500,000 shares of our common stock or stock options or SARs representing in excess of 750,000 shares of our common stock. The maximum number of shares underlying incentive stock options granted under the 2012 Equity Incentive Plan may not exceed 2,000,000.

The 2012 Equity Incentive Plan is administered by our Compensation Committee, which has the discretion to, among other things, determine the persons to whom awards will be granted, the number of shares of our common stock to be subject to awards and performance goals and other terms and conditions of the awards. Such performance goals may be applied to our Company as a whole, any of our subsidiaries or affiliates, and/or any of our divisions or strategic business units, and may be used to evaluate performance relative to a market index or a group of other companies. Further, the Compensation Committee has the authority to adjust the performance goals in recognition of unusual or non-recurring events. The 2012 Equity Incentive Plan provides that in no event will the Compensation Committee be authorized to re-price stock options, or to lower the base or exercise price of any other award granted under such plan, without obtaining the approval of our stockholders.

2018 PROXY STATEMENT

Stock options granted under the 2012 Equity Incentive Plan may be either “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code, or nonqualified stock options. Generally, holders of restricted stock will be entitled to vote and receive dividends on their restricted shares, but our Compensation Committee may determine, in its discretion, whether dividends paid while the shares are subject to restrictions may be reinvested in additional shares of restricted stock. Except as otherwise permitted by our Compensation Committee, awards granted under the 2012 Equity Incentive Plan will be transferable only by will or through the laws of descent and distribution, and each stock option will be exercisable during the participant’s lifetime only by the participant or, upon the participant’s death, by his or her estate. Director compensation paid in the form of our common stock, whether at our or the director’s election, is issued through the 2012 Equity Incentive Plan.

Annual Incentive Plan

On September 20, 2012, our stockholders approved the Annual Incentive Plan, which provides for a cash bonus to key employees who are selected by the Compensation Committee for participation in the plan. The Annual Incentive Plan is intended to permit the payment of amounts that constitute “performance-based compensation” under Section 162(m) of the Internal Revenue Code and is designed to reward executives whose performance during the fiscal year enabled us to achieve favorable business results and to assist us in attracting and retaining executives. A participant may receive a cash bonus under the Annual Incentive Plan based on the attainment, during each performance period, of performance objectives in support of our business strategy that are established by our Compensation Committee. These performance objectives may be based on one or more of the performance criteria outlined in the Annual Incentive Plan.

The performance objectives may be applied with respect to Hilltop or any one or more of our subsidiaries, divisions, business units or business segments and may be applied to performance relative to a market index or a group of other companies. The Compensation Committee may adjust the performance goals applicable to any awards to reflect any unusual or non-recurring events.

Participation in the Annual Incentive Plan does not guarantee the payment of an award. All awards payable pursuant to the Annual Incentive Plan are discretionary and subject to approval by our Compensation Committee. After the performance period ends, the Compensation Committee determines the payment amount of individual awards based on the achievement of the performance objectives. No participant in the Annual Incentive Plan may receive an award that exceeds $10,000,000 per year. Except as otherwise provided in a participant’s employment or other individual agreement, the payment of a cash bonus to a participant for a performance period is conditioned upon the participant’s active employment on the date that the final awards are approved by the Compensation Committee. We may amend or terminate the Annual Incentive Plan at any time.

2018 PROXY STATEMENT

Outstanding Equity Awards at Fiscal Year End

The following table presents information pertaining to all outstanding equity awards held by the NEOs as of December 31, 2017.

	Stock Awards
				Equity Incentive		Equity Incentive
				Plan Awards:		Plan Awards:
			Market	Number of		Market or
	Number of		Value of	Unearned		Payout Value of
	Shares or		Shares or	Shares, Units		Unearned
	Units of		Units of	or Other		Shares, Units
	Stock That		Stock That	Rights That		or Other Rights
	Have Not		Have Not	Have Not		That Have Not
	Vested		Vested	Vested		Vested
Name	(#)		(a) ($)	(a) (#)		(a) ($)
Jeremy B. Ford	18,004	(b)	456,041	18,004	(c)	456,041
	21,971	(d)	556,525	21,971	(e)	556,525
	27,734	(f)	702,502	27,734	(g)	702,502
	31,766	(h)	804,633	31,766	(i)	804,633

Alan B. White	18,004	(b)	456,041	18,004	(c)	456,041
	21,971	(d)	556,525	21,971	(e)	556,525
	12,307	(f)	311,736	12,306	(g)	311,711
	14,096	(h)	357,052	14,096	(i)	357,052

William B. Furr	22,540	(j)	570,937	—		—
	8,965	(k)	227,083	—		—
	6,154	(f)	155,881	6,153	(g)	155,855
	7,753	(h)	196,383	7,752	(i)	196,358

Hill A. Feinberg	6,430	(b)	162,872	6,430	(c)	162,872
	9,416	(d)	238,507	9,416	(e)	238,507
	6,154	(f)	155,881	6,153	(g)	155,855
	8,055	(h)	204,033	8,055	(i)	204,033

James R. Huffines	—	(l)	—	10,802	(c)	273,615
	—	(l)	—	13,182	(e)	333,900
	—	(l)	—	7,032	(g)	178,121

Todd L. Salmans	9,002	(b)	228,021	9,002	(c)	228,021
	10,986	(d)	278,275	10,985	(e)	278,250
	6,154	(f)	155,881	6,153	(g)	155,855
	7,048	(h)	178,526	7,048	(i)	178,526

(a)

Value based upon the closing price of $25.33 for our common stock on December 29, 2017. With respect to performance-based RSUs, the number of shares underlying each award was calculated based on the achievement of target level performance.

(b)	Represents time-based RSUs that cliff vested on February 24, 2018.
(c)

Represents performance-based RSUs that vested on February 24, 2018 upon the achievement of certain performance goals during the three-year period beginning January 1, 2015 and ending December 31, 2017. Based on applicable performance goal threshold performance during the noted period and as approved by the Compensation Committee on March 5, 2018, actual shares issued under performance awards were 75% of unvested shares reported in the table above at December 31, 2017.

(d)	Represents time-based RSUs that cliff vest upon the earlier of February 23, 2019 and a change of control.
(e)	Represents performance-based RSUs that vest upon the achievement of certain performance goals during the three-year period beginning January 1, 2016 and ending December 31, 2018.
(f)	Represents time-based RSUs that cliff vest upon the earlier of February 23, 2020 and a change of control.
(g)	Represents performance-based RSUs that vest upon the achievement of certain performance goals during the three-year period beginning January 1, 2017 and ending December 31, 2019.
(h)	Represents time-based RSUs that cliff vest upon the earlier of March 5, 2021 and a change of control.
(i)	Represents performance-based RSUs that vest upon the achievement of certain performance goals during the three-year period beginning January 1, 2018 and ending December 31, 2020.
(j)

Represents outstanding time-based RSUs that vest upon the earlier of (i) four installments of 10,607; 8,618; 10,607; and 3,315 that commenced on February 15, 2017 and annually thereafter or (ii) a change of control.

(k)	Represents time-based RSUs that cliff vest upon the earlier of September 6, 2019 and a change of control.
(l)	Mr. Huffines’ time-based RSUs vested pro-rata upon his retirement on December 31, 2017.

2018 PROXY STATEMENT

Option Exercises and Stock Vested in 2017

The following table presents information pertaining to any outstanding stock awards held by the NEOs that vested during 2017.  There were no option awards outstanding during 2017.

	Stock Awards
	Number of	Value
	Shares Acquired	Realized on
Name	on Vesting (#)	Vesting ($)
Jeremy B. Ford	22,218	623,437	(a)

Alan B. White	25,921	727,343	(a)

William B. Furr	10,607	296,784	(b)

Hill A. Feinberg	7,777	218,223	(a)

James R. Huffines	35,767	735,159	(c)

Todd L. Salmans	12,961	363,686	(a)

(a)	Value based upon the closing price of $28.06 for our common stock on February 23, 2017 multiplied by the number of vested RSUs.
(b)	Value based upon the closing price of $27.98 for our common stock on February 15, 2017 multiplied by the number of vested RSUs.
(c)

15,553 shares vested based upon the closing price of $28.06 for our common stock on February 23, 2017, with 11,794 shares vesting based on the closing price of $25.33 for our common stock on December 29, 2017 (the last business day before Mr. Huffines’ retirement on December 31, 2017).

Non-Qualified Deferred Compensation

The following table shows the non-qualified deferred compensation activity for our NEOs during the fiscal year ended December 31, 2017.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at Last
	in Last Fiscal	in Last Fiscal	Last Fiscal	Distributions	Fiscal Year End
Name	Year ($)	Year ($)	Year (a) ($)	($)	End (b) ($)
Jeremy B. Ford	—	—	—	—	—

Alan B. White	—	—	44,519	—	6,594,577

William B. Furr	—	—	—	—	—

Hill A. Feinberg	—	—	—	—	—

James R. Huffines	—	—	—	—	—

Todd L. Salmans	—	—	—	—	—

(a)

Represents interest earned on 2012 deferred compensation contributions of $6,430,890 for Mr. White. All amounts reported as aggregate earnings in the last fiscal year are reported as compensation in the last completed fiscal year in the Summary Compensation Table.

(b)	All amounts were reported as compensation in the Summary Compensation Table for the last completed fiscal year or prior fiscal years.

In connection with our acquisition of PlainsCapital, we entered into a retention agreement with Mr. White. Pursuant to this agreement, we agreed to contribute an amount in cash equal to $6,430,890 as deferred compensation to Mr. White in satisfaction of his rights under Section 6 (Termination Upon Change of Control) of his previous employment agreement with PlainsCapital. Such amount accrues interest at the prevailing money market rate and is payable to Mr. White on the 55th day following termination of his employment.

2018 PROXY STATEMENT

Potential Payments Upon Termination or Change-in-Control

The 2012 Equity Incentive Plan, under which we have granted awards to the NEOs, contains specific termination and change in control provisions. We determined to include a change in control provision in the plan to be competitive with what we believe to be the standards for the treatment of equity upon a change in control for similar companies and so that employees who remain after a change in control would be treated the same with regard to equity as the general stockholders who could sell or otherwise transfer their equity upon a change in control. Under the terms of the plan, if a change in control (as defined below in the discussion of the plan) were to occur, all awards then outstanding would become vested and/or exercisable and any applicable performance goals with respect thereto would be deemed to be fully achieved.

Employment Contracts

Mr. White

If Mr. White’s retention contract is terminated by us for cause, by him or due to his death or disability (as such terms are defined below), he or his estate, as applicable, is entitled to:

(i)	his annual base salary through the date of termination, to the extent not already paid and not deferred;
(ii)	any annual bonus earned by him for a prior award period, to the extent not already paid and not deferred;
(iii)	any business expenses he incurred that are not yet reimbursed as of the date of termination; and
(iv)

any other amounts or benefits, including all unpaid and/or vested, nonforfeitable amounts owing or accrued to him, required to be paid or provided or which he is eligible to receive under any plan, program, policy or practice or contract or agreement, to the extent not already paid and not deferred, through the date of termination.

In addition, Mr. White or his estate, as applicable, is entitled to a lump-sum cash payment equal to $6,430,890, which represents the amount Mr. White would have been entitled to receive under his prior employment agreement with PlainsCapital if his employment was terminated. Such amounts described in the preceding paragraph are referred to as the “White Accrued Amounts.”

If Mr. White’s employment is terminated by us other than for cause (as such term is defined below) or his death or disability, or if his employment terminates due to non-renewal by us, he is entitled to the White Accrued Amounts, including the lump-sum cash payment equal to $6,430,890 and interest thereon from November 30, 2012, as well as payments generally equal to the sum of the average of Mr. White’s prior annual bonuses over the preceding three years plus his annual base salary, multiplied by the greater of (i) the number of full and partial years remaining until the end of the term of his retention agreement and (ii) two. Mr. White will retain the right to be grossed-up for any excise tax relating to “excess parachute payments” (as defined in Section 280G of the Internal Revenue Code), which is set forth in his prior employment agreement, provided that the gross-up will only relate to any excise taxes arising in connection with our acquisition of PlainsCapital. These severance amounts are payable subject to Mr. White’s execution of a release of claims.

Mr. Furr

If Mr. Furr’s employment agreement is terminated (1) by Mr. Furr, (2) by the Company for “Cause” (as such term is defined in the employment agreement), or (3) in the event of Mr. Furr’s death or disability, Mr. Furr (or his estate, as applicable) will be entitled to receive his base salary through the effective date of such termination, all earned and unpaid and/or vested, nonforfeitable amounts owed to him at such time under the employment agreement or under any compensation or benefit plans, and reimbursement for any unreimbursed business expenses incurred prior to the effective date of such termination. With respect to a termination resulting from Mr. Furr’s death or disability, the unvested portion of the equity grants will also vest, subject to certain conditions.

If Mr. Furr’s employment is terminated by the Company without “Cause” (other than pursuant to a “Change in Control” (as such term is defined in the employment agreement)), Mr. Furr will be entitled to receive the amounts in the foregoing paragraph and, subject to his execution and delivery to the Company of a release, a lump-sum cash payment equal to the sum of (A) his annual base salary rate immediately prior to the effective date of such termination and (B) an amount equal to the incentive bonus paid to him in respect of the calendar year immediately preceding the year of the termination. Any unvested portion of the equity grants will also vest.

2018 PROXY STATEMENT

If Mr. Furr’s employment is terminated without “Cause” within the 12 months immediately following, or the six months immediately preceding, a “Change in Control,” Mr. Furr will be entitled to receive the same amount upon a termination for “Cause” and a lump-sum cash payment equal to two times the sum of (A) his annual base salary rate immediately prior to the effective date of such termination and (B) an amount equal to the incentive bonus paid to him in respect of the calendar year immediately preceding the year of the termination, provided that Mr. Furr executes and delivers a release to the Company. Any unvested portion of the equity grants will also vest. Notwithstanding, any amounts payable to Mr. Furr upon a Change in Control shall not constitute a “parachute payment” and shall be reduced accordingly.

Mr. Huffines

On December 4, 2014, we entered into an employment agreement with Mr. Huffines, which was amended on September 12, 2016 to reflect his new role as Chief Operating Officer for Subsidiaries of the Company. The employment agreement with Mr. Huffines had an original three-year term and provided for an annual base salary of $690,000. Mr. Huffines was eligible to participate in (1) an annual incentive bonus program adopted by the Compensation Committee and (2) any long-term incentive award programs adopted by the Compensation Committee. Mr. Huffines was also entitled to participate in the employee benefit programs generally available to employees of the Company. The agreement also includes, among other things, customary non-competition, non-solicitation and confidentiality provisions. Mr. Huffines’ non-competition and non-solicitation obligations continue for twelve (12) months following the earlier of (i) his termination and (ii) the termination of his employment agreement. The term of Mr. Huffines’ employment agreement terminated on December 4, 2017, and he retired from the Company on December 31, 2017.

With respect to Mr. Huffines, if the employment agreement is terminated (1) by the executive officer, (2) by the Company for “cause” (as such term is defined below), or (3) in the event of the executive officer’s death or disability, the executive officer (or his estate, as applicable) will be entitled to receive his base salary through the effective date of such termination, all earned and unpaid and/or vested, nonforfeitable amounts owed to executive officer at such time under the employment agreement or under any compensation or benefit plans and reimbursement for any unreimbursed business expenses incurred prior to the effective date of such termination (collectively, the “Officer Accrued Amounts”).

If the executive officer’s employment is terminated by the Company without “cause” (other than pursuant to a “change in control” (as such term is defined in the applicable employment agreement of such executive officer)), the executive officer will be entitled to receive the Officer Accrued Amounts and, subject to the executive officer’s execution and delivery to the Company of a release of claims, (1) a lump-sum cash payment equal to the sum of (A) the executive officer’s annual base salary rate immediately prior to the effective date of such termination and (B) an amount equal to the annual incentive cash bonus paid to the executive officer in respect of the calendar year immediately preceding the year of the termination, and (2) if the executive officer elects continuation of coverage under the Company’s group health plan pursuant to COBRA, reimbursement for the executive officer’s COBRA premiums for a period of twelve months following the date of such termination, or until the executive officer is otherwise eligible for health coverage under another employer group health plan.

Further, if the executive officer’s employment is terminated without “cause” within the twelve months immediately following, or the six months immediately preceding, a “change in control,” the executive officer, upon execution of a release, will be entitled to receive (1) a lump-sum cash payment equal to two times the sum of (A) the executive officer’s annual base salary rate immediately prior to the effective date of such termination and (B) an amount equal to the annual incentive cash bonus paid to the executive officer in respect of the calendar year immediately preceding the year of the termination, and (2) if the executive officer elects continuation of coverage under the Company’s group health plan pursuant to COBRA, reimbursement for the executive officer’s COBRA premiums for a period of twelve months following the date of such termination, or until the executive officer is otherwise eligible for health coverage under another employer group health plan. Notwithstanding the above, any amounts payable to the executive officer upon a change of control shall not constitute a “parachute payment” and shall be reduced accordingly.

Mr. Salmans

With respect to Mr. Salmans, if the employment agreement is terminated (1) by the executive officer, (2) by the Company for “cause” (as such term is defined below), or (3) in the event of the executive officer’s death or disability, the executive officer (or his estate, as applicable) will be entitled to receive his base salary through the effective date of such termination, all earned and unpaid and/or vested, nonforfeitable amounts owed to executive officer at such time under the employment agreement or under any compensation or benefit plans and reimbursement for any unreimbursed business expenses incurred prior to the effective date of such termination (collectively, the “Officer Accrued Amounts”).

2018 PROXY STATEMENT

If the executive officer’s employment is terminated by the Company without “cause” (other than pursuant to a “change in control” (as such term is defined in the applicable employment agreement of such executive officer)), the executive officer will be entitled to receive the Officer Accrued Amounts and, subject to the executive officer’s execution and delivery to the Company of a release of claims, (1) a lump-sum cash payment equal to the sum of (A) the executive officer’s annual base salary rate immediately prior to the effective date of such termination and (B) an amount equal to the annual incentive cash bonus paid to the executive officer in respect of the calendar year immediately preceding the year of the termination, and (2) if the executive officer elects continuation of coverage under the Company’s group health plan pursuant to COBRA, reimbursement for the executive officer’s COBRA premiums for a period of twelve months following the date of such termination, or until the executive officer is otherwise eligible for health coverage under another employer group health plan.

Further, if the executive officer’s employment is terminated without “cause” within the twelve months immediately following, or the six months immediately preceding, a “change in control,” the executive officer, upon execution of a release, will be entitled to receive (1) a lump-sum cash payment equal to two times the sum of (A) the executive officer’s annual base salary rate immediately prior to the effective date of such termination and (B) an amount equal to the annual incentive cash bonus paid to the executive officer in respect of the calendar year immediately preceding the year of the termination, and (2) if the executive officer elects continuation of coverage under the Company’s group health plan pursuant to COBRA, reimbursement for the executive officer’s COBRA premiums for a period of twelve months following the date of such termination, or until the executive officer is otherwise eligible for health coverage under another employer group health plan. Notwithstanding the above, any amounts payable to the executive officer upon a change of control shall not constitute a “parachute payment” and shall be reduced accordingly.

Definitions of “Cause” and “Disability” Under Employment Contracts

For the purposes of Mr. White’s retention agreement and the employment agreements of Messrs. Furr, Huffines and Salmans, “cause” means: (i) an intentional act of fraud, embezzlement or theft in connection with the executive’s duties or in the course of his employment with the Company or its affiliates; (ii) intentional wrongful damage to property of the Company or its affiliates; (iii) intentional wrongful disclosure of trade secrets or confidential information of the Company or its affiliates; (iv) intentional violation of any law, rule or regulation (other than traffic violations or similar offenses) or a final “Cease and Desist Order;” (v) intentional breach of fiduciary duty involving personal profit; or (vi) intentional action or inaction that causes material economic harm to the Company or its affiliates. In addition to items above, the definition of “cause” in Messrs. Furr, Huffines and Salmans employment agreements includes (a) a material violation of the Company’s written policies, standards or guidelines applicable to the executive officer or (b) the failure or refusal of the executive officer to follow the reasonable lawful directives of the Board of Directors or the executive officer’s supervisors.

For the purposes of Mr. White’s retention agreement, “disability” means he shall have been absent from full-time performance of his duties for 180 consecutive days as a result of incapacity due to physical or mental illness that is determined to be total and permanent by a physician. For the purposes of the employment agreements with Messrs. Huffines and Salmans, “disability” is defined in accordance with our disability policy in effect at the time of the disability.

Set forth below are the amounts that Messrs. Jeremy B. Ford, White, Furr, Feinberg, Huffines and Salmans would have received if the specified events had occurred on December 31, 2017:

Termination due
	Termination for	to Death or	Termination	Change of
Jeremy B. Ford	Cause	Disability	Without Cause	Control
Accrued amounts	$—	$—	$—	$—
Cash payment	—	—	—	—
Cash severance	—	—	—	—
Restricted stock units (a)	—	451,140	451,140	3,430,138
Welfare benefits	—	—	—	—
Total	$—	$451,140	$451,140	$3,430,138

(a)

RSUs vest ratably upon the death or disability of the participant or termination of the participant without cause. The foregoing assumes the death or disability or termination of the participant without cause on December 31, 2017. If a change of control under the 2012 Equity Incentive Plan occurs, all unvested RSUs vest upon such event, which for purposes of the foregoing assumes December 31, 2017. In each case, it is assumed the target award is achieved or utilized to calculate vesting of performance awards. The form of award governing a portion of the RSUs includes a non-solicitation provision that is triggered upon the participant’s termination. For additional information, see “—Incentive Plans.”

2018 PROXY STATEMENT

		Termination due	Termination
		to Death or	Without Cause
		Disability or by	or Non-Renewal
	Termination for	Executive for any	of Retention	Change of
Alan B. White	Cause	Reason	Agreement	Control
Accrued amounts (a)	$1,400,000	$1,400,000	$1,400,000	$—
Cash payment (b)	6,594,577	6,594,577	6,594,577	—
Cash severance (c)	—	—	5,533,333	—
Restricted stock units (d)	—	234,041	234,041	2,648,581
Welfare benefits	—	—	—	—
Total	$7,994,577	$8,228,618	$13,761,951	$2,648,581

(a)

Accrued amounts calculation based upon the sum of: (i) Mr. White’s annual base salary through December 31, 2017, to the extent not already paid and not deferred; (ii) any annual bonus earned, to the extent not already paid and not deferred; (iii) any business expenses incurred that have not yet been reimbursed as of the date of termination; and (iv) any other amounts or benefits, including all unpaid and/or vested, nonforfeitable amounts owing or accrued to Mr. White.

(b)

Cash payment refers to a lump-sum cash payment that represents the amount, including interest thereon, Mr. White would have been entitled to receive under his prior employment agreement with PlainsCapital if his employment had been terminated.

(c)

Cash severance calculation based upon the sum of the average of Mr. White’s prior annual bonuses for each of the preceding three years plus his annual base salary, multiplied by the greater of: (i) the number of full and partial years remaining until the end of the term of his employment agreement and (ii) two.

(d)

RSUs vest ratably upon the death or disability of the participant or termination of the participant without cause. The foregoing assumes the death or disability or termination of the participant without cause on December 31, 2017. If a change of control under the 2012 Equity Incentive Plan occurs, all unvested RSUs vest upon such event, which for purposes of the foregoing assumes December 31, 2017. In each case, it is assumed the target award is achieved or utilized to calculate vesting of performance awards. The form of award governing a portion of the RSUs includes a non-solicitation provision that is triggered upon the participant’s termination. For additional information, see “—Incentive Plans.”

		Termination due
	Termination for	to Death or	Termination	Change of
William B. Furr	Cause	Disability	Without Cause	Control
Accrued amounts	$—	$—	$—	$—
Cash payment	—	—	—	—
Cash severance	—	—	800,000	1,600,000
Restricted stock units (a)	—	113,360	113,360	1,109,757
Welfare benefits	—	—	—	—
Total	$—	$113,360	$913,360	$2,709,757

(a)

The RSUs vest ratably upon the death or disability of the participant or termination of the participant without cause. The foregoing assumes the death or disability or termination of the participant without cause on December 31, 2017. If a change of control under the 2012 Equity Incentive Plan occurs, all unvested RSUs vest upon such event, which for purposes of the foregoing assumes December 31, 2017. In each case, it is assumed the target award is achieved or utilized to calculate vesting of performance awards. The form of award governing a portion of the RSUs includes a non-solicitation provision that is triggered upon the participant’s termination. For additional information, see “—Incentive Plans.”

Termination due
	Termination for	to Death or	Termination	Change of
Hill A. Feinberg	Cause	Disability	Without Cause	Control
Accrued amounts	$—	$—	$—	$—
Cash payment	—	—	—	—
Cash severance	—	—	—	—
Restricted stock units (a)	—	110,247	110,247	1,114,495
Welfare benefits	—	—	—	—
Total	$—	$110,247	$110,247	$1,114,495

(a)

The RSUs vest ratably upon the death or disability of the participant or termination of the participant without cause. The foregoing assumes the death or disability or termination of the participant without cause on December 31, 2017. If a change of control under the 2012 Equity Incentive Plan occurs, all unvested RSUs vest upon such event, which for purposes of the foregoing assumes December 31, 2017. In each case, it is assumed the target award is achieved or utilized to calculate vesting of performance awards. The form of award governing a portion of the RSUs includes a non-solicitation provision that is triggered upon the participant’s termination. For additional information, see “—Incentive Plans.”

2018 PROXY STATEMENT

Termination due
	Termination for	to Death or	Termination	Change of
James R. Huffines	Cause	Disability	Without Cause	Control
Accrued amounts	$—	$—	$—	$—
Cash payment	—	—	—	—
Cash severance	—	—	—	—
Restricted stock units (a)	—	135,480	135,480	1,571,347
Welfare benefits	—	—	—	—
Total	$—	$135,480	$135,480	$1,571,347

(a)

RSUs vest ratably upon the death or disability of the participant or termination of the participant without cause. The foregoing assumes the death or disability or termination of the participant without cause on December 31, 2017. If a change of control under the 2012 Equity Incentive Plan occurs, all unvested RSUs vest upon such event, which for purposes of the foregoing assumes December 31, 2017. In each case, it is assumed the target award is achieved or utilized to calculate vesting of performance awards. The form of award governing a portion of the RSUs includes a non-solicitation provision that is triggered upon the participant’s termination. For addition information, see “—Incentive Plans.”

		Termination due
		to Death or
		Disability or by
	Termination for	Executive for any	Termination	Change of
Todd L. Salmans	Cause	Reason	without cause	Control
Accrued amounts	$—	$—	$—	$—
Cash payment	—	—	—	—
Cash severance (a)	—	—	1,250,000	2,500,000
Restricted stock units (b)	—	117,024	117,024	1,324,303
Welfare benefits	—	—	—	—
Total	$—	$117,024	$1,367,024	$3,824,303

(a)

Cash severance calculation if Mr. Salmans is terminated without cause is based upon the sum of: (i) Mr. Salmans’s annual base salary rate and (ii) an amount equal to annual incentive cash bonus paid to Mr. Salmans in respect of the calendar year immediately preceding the year of the date of termination. If his employment is terminated upon a change in control, the cash severance calculation is based upon two times the sum of: (i) Mr. Salmans’s annual base salary rate and (ii) an amount equal to annual incentive cash bonus paid to Mr. Salmans in respect of the calendar year immediately preceding the year of the date of termination.

(b)

RSUs vest ratably upon the death or disability of the participant or termination of the participant without cause. The foregoing assumes the death or disability or termination of the participant without cause on December 31, 2017. If a change of control under the 2012 Equity Incentive Plan occurs, all unvested RSUs vest upon such event, which for purposes of the foregoing assumes December 31, 2017. In each case, it is assumed the target award is achieved or utilized to calculate vesting of performance awards. The form of award governing a portion of the RSUs includes a non-solicitation provision that is triggered upon the participant’s termination. For additional information, see “—Incentive Plans.”

Incentive Plans

Each of the incentive plans has a complex definition of “change in control.” Generally speaking under the 2012 Equity Incentive Plan, a change in control occurs if: (i) with certain exceptions, any person becomes the owner of 33% or more of the outstanding shares of our common stock or the combined voting power of our outstanding stock and other voting securities; (ii) a majority of the directors serving on our Board of Directors are replaced other than by new directors approved by at least two-thirds of the members of our Board of Directors; (iii) we are not the surviving company after a merger or consolidation or sale of all or substantially all of our assets; or (iv) with certain exceptions, our stockholders approve a plan of complete liquidation or dissolution.

Our 2012 Equity Incentive Plan is a “single trigger” plan, meaning that accelerated vesting occurs upon a change in control even if the award holder remains with us after the change in control, regardless of whether awards are assumed or substituted by the surviving company. We believe a “single trigger” change in control provision is appropriate because it allows management to pursue all alternatives for us without undue concern for their own financial security.

In the event of a change in control, with respect to awards granted pursuant to the 2012 Equity Incentive Plan: (i) all outstanding stock options and SARs will become fully vested and exercisable; (ii) all restrictions on any restricted stock, RSUs or other stock-based awards that are not subject to performance goals will become fully vested; and (iii) all restrictions on any restricted stock, RSUs, performance units or other stock-based awards that are subject to performance goals will be deemed to be fully achieved.

2018 PROXY STATEMENT

In addition to acceleration of benefits upon a change in control event, the non-qualified stock option agreements pursuant to which all option awards are granted provide for acceleration of vesting upon the death of the option holder. No other rights of acceleration are provided for under the terms of the Company’s benefit plans. However, in 2015, we revised our form of award for time-based and performance-based RSUs to include a non-solicitation provision that lasts for twelve months following a participant’s termination for any reason. In the event of a breach of the non-solicitation provision, the participant’s RSUs granted under the form of award will immediately cease vesting and any unvested RSUs or vested RSUs that have not been converted into shares of common stock will be forfeited.

Co-CEO Pay Ratios

Item 402(u) of Regulation S-K, implementing a requirement of the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires that we disclose a ratio that compares the annual total compensation of our median employee to that of each of our co-CEOs for 2017 and future years.

In order to determine the median employee, we prepared a list of all employees as of December 31, 2017, along with their gross income as reported on IRS form W-2 for 2017. We included all employees, whether employed on a full-time, part-time, or seasonal basis. Gross income as reported on IRS form W-2 for 2017 was annualized for those employees that were permanent employees but were not employed for the full year. No assumptions, adjustments or estimates were made with respect to total compensation. We believe that W-2 income is a consistently applied compensation measure because we do not widely distribute annual equity awards to employees.

The annual compensation for 2017 for Jeremy B. Ford, President and Co-Chief Executive Officer, was $2,118,740. The annual compensation for 2017 for Alan B. White, Vice Chairman and Co-Chief Executive Officer, was $3,597,306. The annual compensation for the median employee for 2017 was $96,078. The resulting ratios of Mr. Ford’s and Mr. White’s pay to that of our median employee for 2017 were 22:1 and 37:1, respectively.

We believe executive pay must be internally consistent and equitable to motivate our employees to create stockholder value. We are committed to internal pay equity, and the Compensation Committee monitors the relationship between the pay our executive officers receive and the pay our non-managerial employees receive.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2017, directors Rhodes R. Bobbitt, W. Joris Brinkerhoff, William T. Hill, Jr., Andrew J. Littlefair and A. Haag Sherman served on the Compensation Committee. During fiscal year 2017:

•	none of the members of our Compensation Committee is, or has ever been, one of our officers or employees;
•	none of the members of our Compensation Committee had any relationships with the Company requiring disclosure under “Certain Relationships and Related Party Transactions”;
•	none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee;
•	none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee; and
•	none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as one of our directors.

During 2017, each of Mr. Jeremy Ford, Hilltop’s Co-Chief Executive Officer and President, Mr. White, Hilltop’s Vice Chairman and Co-Chief Executive Officer, Mr. Feinberg, Chairman and Chief Executive Officer of Hilltop Securities, and Mr. Huffines, Hilltop’s former Executive Vice President and Chief Operating Officer of Subsidiaries, served as a director of Hilltop. Hilltop’s Compensation Committee is comprised of independent directors, reviews and sets the compensation of each of Messrs. Jeremy Ford, White and Feinberg and does not believe that these interlocks pose any risks that are likely to have a material adverse effect on us.

2018 PROXY STATEMENT

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information at December 31, 2017 with respect to compensation plans under which shares of our common stock may be issued.

Equity Compensation Plan Information
Number of securities
remaining available
for future issuance
	Number of securities		under equity
	to be issued upon	Weighted-average	compensation plans
	exercise of	exercise price of	(excluding securities
	outstanding options,	outstanding options,	reflected in first
Plan Category	warrants and rights	warrants and rights	column)
Equity compensation plans approved by security holders*	—	$—	1,634,804
Equity compensation plans not approved by security holders	—	—	—
Total	—	$—	1,634,804

*  In September 2012, our stockholders approved the 2012 Equity Incentive Plan, which allows for the granting of nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights and other awards to employees of Hilltop, its subsidiaries and outside directors of Hilltop. In the aggregate, 4,000,000 shares of common stock may be delivered pursuant to awards granted under the 2012 Equity Incentive Plan. At December 31, 2017,  2,517,316 awards had been granted pursuant to the 2012 Equity Incentive Plan, while 222,696 awards were forfeited and are eligible for reissuance. All shares outstanding under the 2012 Equity Incentive Plan, whether vested or unvested, are entitled to receive dividends and to vote, unless forfeited. No participant in our 2012 Equity Incentive Plan may be granted awards in any fiscal year covering more than 1,250,000 shares of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires officers, directors and persons who beneficially own more than ten percent of our stock to file initial reports of ownership and reports of changes in ownership with the SEC. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies furnished to us and representations from our officers and directors, we believe that all Section 16(a) filing requirements for the year ended December 31, 2017, applicable to our officers, directors and greater than ten percent beneficial owners were timely satisfied.

Based on written representations from our officers and directors, we believe that all Forms 5 for directors, officers and greater than ten percent beneficial owners that have been filed with the SEC are the only Forms 5 required to be filed for the period ended December 31, 2017.

2018 PROXY STATEMENT

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

General

Transactions with related persons are governed by our General Code of Ethics and Business Conduct, which applies to all officers, directors and employees. This code covers a wide range of potential activities, including, among others, conflicts of interest, self-dealing and related party transactions. Waiver of the policies set forth in this code will only be permitted when circumstances warrant. Such waivers for directors and executive officers, or that provide a benefit to a director or executive officer, may be made only by the Board of Directors, as a whole, or the Audit Committee of the Board of Directors and must be promptly disclosed as required by applicable law or regulation. Absent a review and approval process in conformity with the applicable guidelines relating to the particular transaction under consideration, such arrangements are not permitted.

Hilltop Sublease

On December 1, 2012, Hilltop entered into a sublease with Hunter’s Glen/Ford, Ltd., an affiliate of Gerald J. Ford and the tenant of the office space. Pursuant to the sublease, until February 27, 2014, Hilltop leased 5,491 square feet for $219,640 annually, plus additional rent due under the base lease. On February 28, 2014, the parties amended the sublease to increase the square footage subleased to 6,902 square feet, increase the rent based on such additional square footage, and extend the term to July 31, 2018. Hilltop pays the same rate per square foot as Hunter’s Glen/Ford, Ltd. is required to pay under the base lease, as amended.

Jeremy B. Ford, a director and the President and Co-Chief Executive Officer of Hilltop, is the beneficiary of a trust that owns a 49% limited partnership interest in Diamond A Financial, L.P. Diamond A Financial, L.P. owns 16.2% of the outstanding Hilltop common stock as of April 27, 2018. He also is a director and the Secretary of Diamond A Administration Company, LLC, or Diamond A, an affiliate of Gerald J. Ford, the current Chairman of the Board of Directors of Hilltop and the beneficial owner of 16.2% of Hilltop common stock as of April 27, 2018. Diamond A is owned by Hunter’s Glen/Ford, Ltd., a limited partnership in which a trust for the benefit of Jeremy B. Ford is a 46% limited partner. The spouse of Corey G. Prestidge, Hilltop’s Executive Vice President, General Counsel and Secretary, is the beneficiary of a trust that also owns a 46% limited partnership interest in Hunter’s Glen/Ford, Ltd. and a trust that owns a 49% limited partnership interest in Diamond A Financial, L.P.

Jeremy B. Ford is the son of Gerald J. Ford. Mr. Prestidge is the son-in-law of Gerald J. Ford. Accordingly, Messrs. Jeremy B. Ford and Prestidge are brothers-in-law.

Employment of Certain Family Members

We currently employ certain family members of our officers and/or directors in the following capacities: Corey G. Prestidge, the brother-in-law of Jeremy B. Ford, our President and Co-Chief Executive Officer, and the son-in-law of Gerald J. Ford, the Chairman of our Board, serves as Hilltop’s Executive Vice President, General Counsel and Secretary; Lee Ann White, the wife of Alan B. White, our Vice Chairman and Co-Chief Executive Officer, serves as the Senior Vice President, Director of Public Relations of PlainsCapital; Logan Passmore, the son-in-law of Mr. White, serves as Commercial Relationship Manager of the Bank; Kale Salmans, the son of Todd Salmans, Chief Executive Officer of PrimeLending, serves as Manager, Strategic Sales of PrimeLending; and Ty Tucker, the son-in-law of Mr. Salmans, serves as Project Manager, Joint Venture Strategy of PrimeLending. Pursuant to our employment arrangements with these individuals, during 2017,  these individuals received total compensation for their respective services as employees as follows: Corey G. Prestidge $950,059,  Lee Ann White $135,714, Logan Passmore $86,658, Kale Salmans $663,810 and Ty Tucker $97,713.

Cowboys Stadium Suite

In 2007, the Bank contracted with Cowboys Stadium, L.P., a company affiliated with the employer of Ms. Anderson and that is beneficially owned by Ms. Anderson and certain of her immediate family members, for the 20-year lease of a suite at Cowboys Stadium beginning in 2009. Pursuant to the lease agreement, the Bank has agreed to pay Cowboys Stadium, L.P. annual payments of $500,000, subject to possible annual escalations, not to exceed 3% per year, beginning with the tenth year of the lease.

2018 PROXY STATEMENT

Branch Renovation and Construction

During 2017, the Bank utilized a company owned by Mr. Lewis, Lee Lewis Construction, to renovate one of the Bank’s branches and to construct another branch for the Bank.  The Bank awarded these contracts to Lee Lewis Construction following a bid process. During 2017, the Bank paid Lewis Construction $315,641 to renovate the Bank branch and $830,856 to construct a Bank branch. Construction on the branch will continue into 2018.

Leases at The Star

In 2016, the Bank contracted with Frisco HQ Operations, L.P. and Bluestar Frisco Retail L.P., each of which is affiliated with the employer of Ms. Anderson and beneficially owned by Ms. Anderson and certain of her immediate family members, for the 10-year lease of office space and a Bank branch. Following an initial rent abatement period, the leases provide for annual base rent of an aggregate of approximately $383,000, which increases on a yearly basis thereafter to a maximum annual base rent of an aggregate of approximately $433,000.

Indebtedness

The Bank has had, and may be expected to have in the future, lending relationships in the ordinary course of business with our directors and executive officers, members of their immediate families and affiliated companies in which they are employed or in which they are principal equity holders. In our management’s opinion, our prior or current lending relationships with these persons were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not related to us and do not involve more than normal collection risk or present other unfavorable features.

2018 PROXY STATEMENT

PROPOSAL TWO — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Section 14A(a)(1) of the Exchange Act, we are asking stockholders to cast an advisory vote on the compensation of our named executive officers disclosed in “Management – Compensation Discussion and Analysis” and “Management – Executive Compensation” sections of this Proxy Statement. At our 2017 annual meeting of stockholders, our stockholders voted in favor of a proposal to hold an advisory vote on executive compensation each year. While this vote is a non-binding advisory vote, we value the opinions of stockholders and will consider the outcome of the vote when making future compensation decisions. An advisory vote to determine the frequency of future advisory votes on executive compensation will be conducted at our annual meeting held in 2023.

We believe that our executive compensation programs effectively align the interests of our named executive officers with those of our stockholders by tying compensation to performance.

This annual vote on this matter is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement. The vote is advisory and, therefore, not binding on the Company, the Board of Directors or the Compensation Committee of the Board of Directors.

We are asking our stockholders to indicate their support for this Proposal Two and the compensation paid to our named executive officers as disclosed commencing on page 26 of this Proxy Statement by voting FOR, on an advisory basis, the following resolution:

“NOW, THEREFORE, BE IT RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers of the Company, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion related thereto.”

Vote Necessary to Approve, on an Advisory Basis, Executive Compensation

The affirmative vote of a majority of the votes cast on the matter is required to approve, on an advisory basis, our executive compensation. The Compensation Committee of the Board of Directors will review the results of this matter and will take the results into account in making future determinations concerning executive compensation. For purposes of the advisory vote on executive compensation, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for purposes of determining a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

2018 PROXY STATEMENT

PROPOSAL THREE — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP served as our independent registered public accounting firm during 2017 and has been selected to serve in that capacity for 2018, unless the Audit Committee of the Board of Directors subsequently determines that a change is desirable. While stockholder ratification is not required for the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, the selection is being submitted for ratification at the Annual Meeting, solely with a view toward soliciting our stockholders’ opinion. This opinion will be taken into consideration by the Audit Committee in its future deliberations.

A representative of PricewaterhouseCoopers LLP is expected to be at our Annual Meeting to respond to appropriate questions and, if PricewaterhouseCoopers LLP desires, to make a statement.

Vote Necessary to Ratify the Appointment

The appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018 will be ratified if this proposal receives the affirmative vote of a majority of the votes cast on the matter. With respect to this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for purposes of determining a quorum. Under applicable rules, a broker will have the authority to vote on this proposal in the absence of instructions from the beneficial owner of the relevant shares.

Report of the Audit Committee

The Audit Committee of the Board of Directors of Hilltop Holdings Inc. currently consists of three directors and operates under a written charter adopted by the Board of Directors. Hilltop considers all members of the Audit Committee to be independent as defined by the applicable NYSE listing standards and SEC regulations. Management is responsible for Hilltop’s internal controls and the financial reporting process. PricewaterhouseCoopers LLP, Hilltop’s independent registered public accounting firm, is responsible for performing an independent audit of Hilltop’s consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee’s responsibility is to monitor and oversee the financial reporting process.

In this context, the Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the year ended December 31, 2017, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PricewaterhouseCoopers LLP’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board.

The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures and the letter required by the Public Company Accounting Oversight Board in Rule 3526, and has discussed with PricewaterhouseCoopers LLP the issue of its independence from the Company. The Audit Committee also concluded that PricewaterhouseCoopers LLP’s provision of audit and non-audit services to the Company and its affiliates is compatible with PricewaterhouseCoopers LLP’s independence.

Based upon the Audit Committee’s review of the audited consolidated financial statements and its discussion with management and PricewaterhouseCoopers LLP noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

This report has been furnished by the members of the Audit Committee.

Charles R. Cummings (Chairman)	Tracy A. Bolt	J. Markham Green

2018 PROXY STATEMENT

Independent Auditor’s Fees

For the fiscal years ended December 31, 2017 and 2016, the total fees paid to our independent registered public accounting firm, PricewaterhouseCoopers LLP, were as follows:

	Fiscal Year Ended
	2017	2016
Audit Fees	$5,160,100	$5,686,070
Audit-Related Fees	261,000	251,400
Tax Fees	—	—
All Other Fees	2,700	1,800
Total	$5,423,800	$5,939,270

Audit Fees

Represents fees billed for the audits of our consolidated financial statements and effectiveness of internal control over financial reporting as of and for the years ended December 31, 2017 and 2016, reviews of our interim financial statements included in the Company’s Quarterly Reports on Form 10-Q, statutory and regulatory audits and related services required for certain of our subsidiaries, and consultations related to miscellaneous SEC and financial reporting matters.

Audit-Related Fees

In 2017 and 2016 these fees primarily related to attestation reports required under various services agreements.

Tax Fees

No tax fees were incurred during 2017 or 2016.

All Other Fees

In 2017 and 2016, these fees related to an annual renewal of software licenses for accounting research software.

Audit Committee Pre-Approval Policy

In accordance with applicable laws and regulations, the Audit Committee reviews and pre-approves any non-audit services to be performed by PricewaterhouseCoopers LLP to ensure that the work does not compromise its independence in performing its audit services. The Audit Committee also reviews and pre-approves all audit services. In some cases, pre-approval is provided by the full committee for up to a year, and relates to a particular category or group of services and is subject to a specific budget. In other cases, the Chairman of the Audit Committee has the delegated authority from the committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee. The Audit Committee pre-approved all fees noted above for 2017 and 2016.

The pre-approval policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. No services were provided by PricewaterhouseCoopers LLP during either 2017 or 2016 that fell under this provision.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

2018 PROXY STATEMENT

STOCKHOLDER PROPOSALS FOR 2019

Stockholder proposals intended to be presented at our 2019 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by us at our principal executive offices no later than 5:00 p.m., Dallas, Texas local time, on January 24, 2019 and must otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2019 Proxy Statement and proxy. However, pursuant to such rule, if the 2019 Annual Meeting is not held within 30 days of July 25, 2019, then a stockholder proposal submitted for inclusion in our Proxy Statement for the 2019 Annual Meeting must be received by us a reasonable time before we begin to print and mail our Proxy Statement for the 2019 Annual Meeting.

In order for director nominations and proposals of stockholders made outside the processes of Rule 14a-8 under the Exchange Act to be considered “timely” for purposes of Rule 14a-4(c) under the Exchange Act and pursuant to our current bylaws, the nomination or proposal must be received by us at our principal executive offices not before March 27, 2019, and not later than 5:00 p.m. Dallas, Texas local time, on April 26,  2019;  provided, however, that in the event that the date of the 2019 annual meeting is advanced by more than 30 days or advanced by more than 60 days from July 25,  2019, notice by the stockholder in order to be timely must be received no earlier than the 120th day prior to the date of the 2019 annual meeting and not later than 5:00 p.m. Dallas, Texas local time, on the later of the 90th day prior to the date of the 2019 annual meeting or, if the first public announcement of the 2019 Annual Meeting is less than 100 days prior to the date of the 2019 Annual Meeting, the 10th day following the day on which public announcement of the date of the 2019 annual meeting is first made. Stockholders are advised to review our charter and bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations, copies of which are available without charge upon request to our corporate Secretary at the address listed under “Questions” below.

OTHER MATTERS

Our Board of Directors knows of no other matters that have been submitted for consideration at this Annual Meeting. If any other matters properly come before our stockholders at this Annual Meeting, the persons named on the enclosed proxy card intend to vote the shares they represent in their discretion.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one set of proxy materials will be delivered to two or more stockholders who share an address, unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly upon written or oral request a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of the proxy materials was delivered. Requests for additional copies of the proxy materials, and requests that in the future separate proxy materials be sent to stockholders who share an address, should be directed by writing to Investor Relations, Hilltop Holdings Inc., 2323 Victory Avenue, Suite 1400, Dallas, Texas 75219, or by calling (214) 855-2177. In addition, stockholders who share a single address but receive multiple copies of the proxy materials may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

ANNUAL REPORT

A COPY OF OUR ANNUAL REPORT IS INCLUDED WITH THIS PROXY STATEMENT BUT SHALL NOT BE DEEMED TO BE SOLICITATION MATERIAL. A COPY OF THIS PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2017 ALSO IS AVAILABLE WITHOUT CHARGE FROM OUR COMPANY WEBSITE AT WWW.HILLTOP-HOLDINGS.COM OR UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, HILLTOP HOLDINGS INC., 2323 VICTORY AVENUE, SUITE 1400, DALAS, TEXAS 75219.

QUESTIONS

If you have questions or need more information about the Annual Meeting, you may write to the corporate Secretary at the following address of our principal executive office:

Corporate Secretary

Hilltop Holdings Inc.

2323 Victory Avenue, Suite 1400

Dallas, Texas 75219

You may also call us at (214) 855-2177. We also invite you to visit our website at www.hilltop-holdings.com.

2323 Victory Avenue, Suite 1400

Dallas, Texas 75219

Telephone:  (214) 855-2177

Facsimile:  (214) 855-2173

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SHAREHOLDER MEETING REGISTRATION To vote and/or attend the meeting, go to the “Register for Meeting” link at www.proxyvote.com. HILLTOP HOLDINGS INC. 2323 VICTORY AVENUE, 14TH FLOOR DALLAS, TX 75219 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E48179-P10394 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. HILLTOP HOLDINGS INC. For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: ! ! ! 1. Election of Directors Nominees: 01) Charlotte Jones Anderson 02) Rhodes R. Bobbitt 03) Tracy A. Bolt 04) W. Joris Brinkerhoff 05) J. Taylor Crandall 06) Charles R. Cummings 07) Hill A. Feinberg 08) Gerald J. Ford 09) Jeremy B. Ford 10) J. Markham Green 11) William T. Hill, Jr. 12) Lee Lewis 13) Andrew J. Littlefair 14) W. Robert Nichols, III 15) C. Clifton Robinson 16) Kenneth D. Russell 17) A. Haag Sherman 18) Robert C. Taylor, Jr. 19) Carl B. Webb 20) Alan B. White The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain ! ! ! ! ! ! 2. Advisory vote to approve executive compensation. 3. Ratification of the appointment of PricewaterhouseCoopers LLP as Hilltop Holdings Inc.'s independent registered public accounting firm for the 2018 fiscal year. The proxies are authorized to vote in their discretion on such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement and Annual Report for the year ended December 31, 2017 are available at www.proxyvote.com. E48180-P10394 HILLTOP HOLDINGS INC. Annual Meeting of Stockholders July 25, 2018 10:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Corey G. Prestidge and Jeremy B. Ford, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HILLTOP HOLDINGS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Dallas, Texas local time on July 25, 2018, at 2323 Victory Avenue, 5th Floor, Dallas, TX 75219, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors. Continued and to be signed on reverse side